Exhibit 2.1

CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED WITH [***] HAS BEEN EXCLUDED IN ACCORDANCE WITH REGULATION S-K ITEM 601(B)(2) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

STRICTLY CONFIDENTIAL

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

THE DOUGLAS STEWART COMPANY, INC.,

as Seller,

Robert Bernier and Charles T. Hulan,

as the Shareholders,

and

Climb Global Solutions DSS, LLC,

as Buyer

Dated as of July 31, 2024

TABLE OF CONTENTS

i

APPENDIX 1

Exhibits

Exhibit A	-	Form of Assignment of Membership Interest

Exhibit B	-	Standstill Agreement

Exhibit C	-	Gross Profit Calculation Methodology

Exhibit D	-	Funds Flow Memorandum

Exhibit E	-	Allocation Methodology

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of July 31, 2024 (the “Effective Date”), by and among The Douglas Stewart Company, Inc., a Wisconsin corporation (“Seller”), Robert Bernier ("Bernier"), Charles T. Hulan ("Hulan" and together with Bernier, each a “Shareholder, and collectively, the “Shareholders”), and Climb Global Solutions DSS, LLC, a Delaware limited liability company (“Buyer”, and together with Seller and the Shareholders collectively, the “Parties” and individually, a “Party”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Appendix 1 attached hereto.

WHEREAS, the Shareholders, collectively, own one hundred percent (100%) of the capital stock of Seller;

WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding membership interests (the “Membership Interests”) of Douglas Stewart Software & Services, LLC, a Florida limited liability company (the “Company”);

WHEREAS, (i) the Company is in the business of being a distributor of third-party cyber security, storage and other software and technology products to information technology resellers and (ii) prior to the formation of the Company, such business was operated as a separate business unit within Seller (whether operated by the Company or previously operated by Seller, the “Business”);

WHEREAS, prior to the Effective Date, certain assets relating to and used in the Business were owned by Seller and assigned to the Company (the “Pre-Closing Assignment”) pursuant to an Assignment and Assumption Agreement and a Bill of Sale, each dated July 30, 2024, by and between Seller and the Company (together, the “Pre-Closing Assignment Agreement”);

WHEREAS, Buyer wishes to acquire the Business from Seller by purchasing all of the Membership Interests from Seller and Seller wishes to sell and transfer the Business to Buyer by selling, conveying, assigning and otherwise transferring the Membership Interests to Buyer.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, conditions and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

Section 1.01    Purchase and Sale of Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from Seller, free and clear of any Liens (except for transfer restrictions under applicable securities Laws), the Membership Interests in exchange for the payment of the Purchase Price, to Seller in accordance with this Agreement.

Section 1.02    Calculation of Closing Consideration

(a)    For purposes of this Agreement, the “Purchase Price” means (i) the Base Purchase Price, plus (ii) the earned Earn-Out Payment, if any, subject to the provisions of this Agreement. The portion of the Purchase Price to be paid by Buyer to Seller at Closing (the “Estimated Closing Consideration”) shall be calculated as follows:

(i)    Twenty Million Two Hundred Fifty-Six Thousand Six Hundred Dollars ($20,256,600) (“Base Purchase Price”);

(ii)    minus the unpaid Seller Transaction Expenses;

(iii)    minus any Indebtedness of the Company that remains outstanding as of immediately prior to the Closing;

(iv)    minus the amount of the Contingency Escrow Amount and the Indemnity Escrow Amount;

(v)    plus, if Seller's estimate of the Cash-Like Items as of the Calculation Time exceeds its estimate of the Debt-Like Items as of the Calculation Time, the amount of such excess; and

(vi)    minus, if Seller's estimate of the Debt-Like Items as of the Calculation Time exceeds its estimate of the Cash-Like Items as of the Calculation Time, the amount of such excess (the excess referred to in clause (v) above or this clause (vi), "Estimated BS Differential").

(b)    At Closing, Buyer shall also make the following payments:

(i)    Buyer shall pay the Contingency Escrow Amount and the Indemnity Escrow Amount to the Escrow Agent in accordance with the Funds Flow Memorandum;

(ii)    Buyer shall pay, on behalf of the Company, any Indebtedness included in the Funds Flow Memorandum; provided, that any amounts attributable to Unpaid Pre-Closing Taxes and Deferred Payroll Taxes shall be delivered to the Company; and

(iii)    Buyer shall pay, on behalf of the Seller Parties, all Seller Transaction Expenses included in the Funds Flow Memorandum to the payees thereof in accordance with the payment instructions set forth in the Funds Flow Memorandum, including any amounts attributable to Transaction Bonuses (if any), which shall be delivered to the Company and such amounts (net of all applicable withholding Taxes) shall be paid to the relevant recipients through the payroll system of the Company at Closing. The Parties acknowledge and agree that Buyer is paying such Seller Transaction Expenses directly only as an administrative convenience for the Seller Parties. Notwithstanding the foregoing, to the extent the Phantom Stock Payments have not been paid prior to Closing, Buyer shall pay such amounts to Seller or the Company (at the direction of Seller), and Seller or the Company shall pay such amounts at Closing, net of applicable tax withholding, to Phantom Stock Plan grantees.

(c)    Prior to the Closing, Seller has delivered to Buyer (i) its good faith estimate of the Estimated Closing Consideration and (ii) the Funds Flow Memorandum, along with any reasonable supporting documentation requested by Buyer.

(d)    Purchase Price Adjustment.

(i)    As promptly as possible, but in any event within sixty (60) days after the Closing Date, Buyer will deliver to Seller its good faith calculations of the amount by which the Cash-Like Items of the Business as of the Calculation Time is greater or less than the Debt-Like Items of the Business as of the Calculation Time ("Buyer Closing BS Differential"), along with reasonable documentation and schedules to support the calculations contained therein. The Buyer Closing BS Differential shall be prepared in a manner consistent with the definitions of "Cash-Like Items" and "Debt-Like Items" and solely in the manner set forth in Schedule 1.02(v). Buyer's calculations of these amounts shall not include or take into account any changes to the specific assets and liabilities included as line items in Schedule 1.02(v) (whether or not arising from or resulting as a consequence of the transactions contemplated by this Agreement) or changes due to events or circumstances occurring or arising following the Closing (but not the facts or circumstances underlying such events to the extent they existed prior to the Closing).

In preparing its calculation of Buyer Closing BS Differential, Buyer shall not, and is not permitted to, (A) introduce different judgments, adjustments, accounting methods, policies, conventions, principles, practices, procedures, classifications or estimation methodologies (other than those used in preparing the Estimated BS Differential) or (B) introduce or otherwise include any categories, classes or types of liabilities or other accounts or line items, or adjustments to any of the foregoing, not reflected on Schedule 1.02(v).

If Buyer fails to timely deliver its Buyer Closing BS Differential pursuant to Section 1.02(d)(i), then Seller's estimate of each item set forth in the Estimated Closing Consideration shall become final, binding and non-appealable by the Parties.

(ii)    If Seller has any objections to the Buyer Closing BS Differential, Seller will deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”), which statement will identify in reasonable detail those items and amounts to which Seller objects (the “Disputed Matters”). If an Objections Statement is not delivered to Buyer within thirty (30) days after timely delivery of the Buyer Closing BS Differential, the Buyer Closing BS Differential will be final, binding and non-appealable by the Parties. Seller and Buyer shall negotiate in good faith for a period of thirty (30) days after delivery of the Objections Statement to resolve the Disputed Matters.

(iii)    If the Seller and Buyer do not reach a final resolution within such 30-day period, either Seller or Buyer may submit any unresolved Disputed Matters (the "Remaining Disputed Matters") to the Accountant. Seller and Buyer shall use their respective commercially reasonable efforts to cause the Accountant to resolve the Remaining Disputed Matters as soon as practicable, but in any event within thirty (30) days after the submission of the Remaining Disputed Matters to the Accountant. The Accountant’s review shall be limited to the Remaining Disputed Matters, and the resolution of the Remaining Disputed Matters shall be: (A) in writing; (B) based solely on written submissions by Buyer and Seller, and not by independent review; (C) based solely in accordance with the terms of this Agreement (i.e., the definitions of "Cash-Like Items" and "Debt-Like Items" and calculated in a manner consistent with the Estimated BS Differential); and (D) final, binding and conclusive for all purposes upon, and not appealable by, the Parties or their respective successors and assigns, absent manifest error by the Accountant or fraud or any intentional misrepresentation.

(iv)    The Accountant shall act as arbitrators with regard to the Remaining Disputed Matters and any disputes regarding the interpretation of this Section 1.02(d), the terms defined used herein, or whether the Parties have satisfied their respective obligations under this Section 1.02(d) shall be resolved in accordance with Section 9.11, 9.12 and 9.13. Each Party will bear its own costs and expenses in connection with the resolution of the Remaining Disputed Matters by the Accountant. The fees, costs and expenses of the Accountant shall be allocated between Buyer and Seller, based upon the percentage which the portion of the Remaining Disputed Matters not awarded to each Party bears to the amount actually contested by the Party; provided that, Buyer and Seller shall each be responsible for fifty percent (50%) of any retainers or other upfront costs or expenses of the Accountant, subject to re-allocation as set forth immediately above. The Parties agree that the written determination of the Accountant may be enforced as an arbitral award.

(v)    The Buyer Closing BS Differential, as revised to reflect the resolution of any and all disputes by Buyer and the Seller and/or the Accountant shall be deemed to be the "Final BS Differential". The Estimated Closing Consideration shall be re-calculated in accordance with Section 1.02(a) and using the Final BS Differential instead of the Estimated BS Differential (such re-calculated Estimated Closing Consideration, the "Final Closing Consideration").

(vi)    If the Final Closing Consideration as finally determined pursuant to Section 1.02(d) is less than the Estimated Closing Consideration then Seller shall pay the amount of such shortfall to Buyer (the "Adjustment Shortfall") by wire transfer of immediately available funds to the accounts designated by Buyer within five (5) Business Days.

(vii)    If the Final Closing Consideration is greater than the Estimated Closing Consideration, then Buyer shall pay the amount of the excess to Seller by wire transfer of immediately available funds to the accounts designated by Seller within five (5) Business Days after the determination thereof.

(viii)    All payments required pursuant to Section 1.02(d) will be treated as adjustments to the Purchase Price for Tax purposes, to the extent permissible under applicable Tax Law.

(e)    The Parties acknowledge and agrees that (i) Buyer is not acquiring any Cash or Accounts Receivable of the Company or the Business, in each case, existing as of immediately prior to the Calculation Time (and such amounts shall belong to and be retained by Seller for its own benefit), and (ii) Buyer is not acquiring any Accounts Payable of the Company or the Business, in each case, existing as of immediately prior to the Calculation Time (and such amounts shall remain the liability of Seller).

Section 1.03    Earn-Out Payment. As additional consideration for the Membership Interests, in addition to the Final Closing Consideration, Buyer shall pay to Seller the Earn-Out Payment, if applicable, pursuant to, and subject to, the following conditions and procedures:

(a)    Not later than thirty (30) days after the close of each calendar quarter during the Earnout Period (e.g., December 31, 2024, March 31, 2025, etc.), Buyer shall cause to be prepared and delivered to Seller its good faith calculation of (i) the Gross Profit of the Company for the three months in such calendar quarter, which shall be calculated solely in the manner set forth in Exhibit C, together with reasonable schedules and data to support the calculation contained therein (the "Interim Earn-Out Calculations"), and (ii) with respect to the final calendar quarter during the Earnout Period (i.e., the quarter ending September 30, 2025), the resulting Earn-Out Payment, together with reasonable schedules and data to support the calculations contained therein (the “Final Earn-Out Calculations” and together with the Interim Earn-Out Calculations, the "Earn-Out Calculations"). Buyer shall cause the Company to assist Seller and its agents in the review of the Earn-Out Calculations and provide Seller and its agents with reasonable access during normal business hours to the books, records and employees of the Company for purposes of their review of the Earn-Out Calculations; provided that Seller shall not have access to any information or documents that are subject to the attorney-client privilege, attorney work product doctrine or other applicable privilege or the provision of which would violate any confidentiality restrictions or applicable Laws.

(b)    Seller and Buyer shall work together in good faith to resolve any questions or disagreements identified by Seller in writing with respect to the Interim Earn-Out Calculations. If Seller disagrees in whole or in part with any of the Final Earn-Out Calculations, then within thirty (30) days after its receipt of the Final Earn-Out Calculations, Seller shall notify Buyer of such disagreement in writing (the “Earn-Out Objection Notice”), setting forth in reasonable detail the particulars of any such disagreement to the extent then known (the “Disputed Earn-Out Items”) and shall to the extent possible be accompanied by Seller’s calculation of each of the Disputed Earn-Out Items and its calculations of Gross Profit and, if applicable, the resulting Earn-Out Payment (it being understood that all items that are not Disputed Earn-Out Items shall be final, binding and conclusive for all purposes hereunder). In the event that Seller does not provide an Earn-Out Objection Notice within such thirty (30) day period, Seller shall be deemed to have accepted in full the Final Earn-Out Calculations as prepared by Buyer, which shall be final, binding and conclusive for all purposes hereunder.

(c)    If an Earn-Out Objection Notice is timely provided, Buyer and Seller shall use commercially reasonable efforts for a period of thirty (30) days thereafter (or such longer period as they may mutually agree in writing) to resolve any Disputed Earn-Out Items. During such thirty (30) day period, Buyer and Seller shall have reasonable and customary access to the working papers, schedules and calculations of the other used in the preparation of the Final Earn-Out Calculations and the Earn-Out Objection Notice and the determination of Gross Profit and Disputed Earn-Out Items. If, at the end of such period, Buyer and Seller are unable to resolve such Disputed Earn-Out Items, then such Disputed Earn-out Items shall be referred to the Accountant for resolution (in such context, the “Earn-Out Arbitrator”) and then Section 1.02(d)(iii) and (iv) shall apply to the resolution of any such objections mutatis mutandis.

(d)    If the amount of the Earn-Out Payment, as finally determined in accordance with this Section 1.03 (such final determination date, the "Earn-Out Determination Date"), is greater than zero, then within ten (10) Business Days following the Earn-Out Determination Date, Buyer shall deliver to Seller, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, an amount equal to the Earn-Out Payment (as reduced by any permitted set-off pursuant to Section 7.05(a)). If the Earn-Out Payment (as so reduced, if applicable) is zero (or less than zero), then no payment shall be made.

(e)    The amount of the Earn-Out Payment payable pursuant to this Section 1.03, if any, shall be treated by each of the Parties hereto as an adjustment to the Purchase Price allocated to goodwill for all Tax purposes and as composed of a principal element and, to the extent required by applicable Tax Law, an interest element, any such interest element to be determined and reported consistent with Section 483 of the Code and the Treasury Regulations promulgated thereunder.

(f)    Subject to the terms of this Agreement, at all times prior to September 30, 2025, Buyer shall, and shall cause the Company (and its other Affiliates) to (i) refrain from, directly or indirectly, taking any actions or failing to take any action with the purpose of avoiding or reducing the Earn-Out Payment hereunder; (ii) maintain a system for separately tracking the Gross Profit of the Company; and (iii) prepare a separate income statement for the Company that is separate from any other business operations that Buyer may commence or acquire.

(g)    The parties hereto understand and agree that (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) Seller shall not have any rights as an equityholder of Buyer or the Company as a result of Seller’s contingent right to receive any Earn-Out Payment hereunder, and (iii) no interest is payable with respect to the Earn-Out Payment.

Section 1.04    Contingency Payment.

(a)    Payments.

(i)    If the sum of the Cash Balance, minus EBITDA, during the twelve month period ending on the first anniversary of the Closing Date (the "Contingency Period"), as finally determined pursuant to this Section 1.04 (such amount, the "Cash to EBITDA Differential"), is an amount equal to or greater than $[***], then Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent within five (5) Business Days to pay to Seller all of the Contingency Escrow Amount.

(ii)    If the Cash to EBITDA Differential is less than $[***] but greater than $[***], then Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent within five Business Days to make the following payments from the Contingency Escrow Amount: (A) pay to Seller, an amount equal to (1) the Contingency Escrow Amount, minus (2) an amount equal to $[***] less the Cash to EBITDA Differential, and (B) pay to Buyer, the remainder of any amount not payable to Seller pursuant to subsection (A).

(iii)    If the Cash to EBITDA Differential is equal to or less than $[***], then Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent within five (5) Business Days to pay to Buyer all of the Contingency Escrow Amount.

(b)    For purposes hereof, (i) "Cash Balance" shall mean [A] the cumulative cash collected by the Company and Buyer (or any of its Affiliates) with respect to the acquired Business less [B] the cash paid by the Company and Buyer (or any of its Affiliates) with respect to the acquired Business for direct expenses of the acquired Business in the ordinary course of business consistent with the past practices of the Company, excluding (for the avoidance of doubt) any amounts for capital expenditures and prepaid expenses for which the benefit of such prepaid expense is on or after the last day of the Contingency Period , in each case, during the Contingency Period, and (ii) “EBITDA” shall mean the Company's (or Buyer's with respect to the acquired Business) earnings before interest, taxes, depreciation and amortization, during the Contingency Period, calculated in accordance with GAAP and on a basis consistent with the Company’s past practice. As such, the calculation of EBITDA will include an assumed allocation of indirect expenses equal to the current amount of allocated indirect expenses per month from the Seller to the Company of $[***]. Any indirect expenses allocated by the Buyer will be no greater than current amount of $[***].

(c)    Not later than thirty (30) days after each of October 31, 2024, January 31, 2025, April 30, 2025 and July 31, 2025, Buyer shall cause to be prepared and delivered to Seller its good faith calculation of (i) the Cash Balance and the EBITDA for the three months in such reporting period (calculated on the last day of each calendar month), which shall be prepared in a manner consistent with the definitions of "Cash Balance" and "EBITDA" and calculated solely in the manner set forth in Schedule 1.04, together with reasonable schedules and data to support the calculation contained therein (the "Interim Buyer Cash to EBITDA Calculations"), and (ii) with respect to the final three-month period of the Contingency Period (i.e., the calendar month ending July 31, 2025), the resulting payment due to Seller from the Contingency Escrow Amount, together with reasonable schedules and data to support the calculations contained therein (the “Final Buyer Cash to EBITDA Calculations” and together with the Interim Buyer Cash to EBITDA Calculations, the "Buyer Cash to EBITDA Calculations"). Buyer shall cause the Company to assist Seller and its agents in the review of the Buyer Cash to EBITDA Calculations and provide Seller and its agents with reasonable access during normal business hours to the books, records and employees of the Company for purposes of their review of the Buyer Cash to EBITDA Calculations.

(d)    Seller and Buyer shall work together in good faith to resolve any questions or disagreements identified by Seller in writing with respect to the Interim Buyer Cash to EBITDA Calculations. If Seller disagrees in whole or in part with the Final Buyer Cash to EBITDA Calculations, then within thirty (30) days after its receipt thereof, Seller shall notify Buyer of such disagreement in writing (the “Cash to EBITDA Objection Notice”), setting forth in reasonable detail the particulars of any such disagreement to the extent then known (the “Disputed Cash to EBITDA Items”). In the event that Seller does not timely provide a Cash to EBITDA Objection Notice, Seller shall be deemed to have accepted in full the Final Buyer Cash to EBITDA Calculation as prepared by Buyer, which shall be final, binding and conclusive for all purposes hereunder.

(e)    If a Cash to EBITDA Objection Notice is timely provided, Buyer and Seller shall use commercially reasonable efforts for a period of thirty (30) days thereafter (or such longer period as they may mutually agree in writing) to resolve any Disputed Cash to EBITDA Items. During such thirty (30) day period, Buyer and Seller shall have reasonable and customary access to the working papers, schedules and calculations of the other used in the preparation of the Final Buyer Cash to EBITDA Calculation and the Disputed Cash to EBITDA Items. If, at the end of such period, Buyer and Seller are unable to resolve such Disputed Cash to EBITDA Items, then such Disputed Cash to EBITDA Items shall be referred to the Accountant for resolution and then Section 1.02(d)(iii) and (iv) shall apply to the resolution of any such objections mutatis mutandis.

(f)    The amount of any payment payable pursuant to this Section 1.04 shall be treated by each of the Parties hereto as an adjustment to the Purchase Price allocated to goodwill for all Tax purposes and as composed of a principal element and, to the extent required by applicable Tax Law, an interest element, any such interest element to be determined and reported consistent with Section 483 of the Code and the Treasury Regulations promulgated thereunder.

Section 1.05    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via the exchange of electronic signatures on the date hereof. The date of the closing is herein referred to as the “Closing Date.” The Closing will be deemed to occur at 5:30PM CT on the Closing Date (the "Calculation Time").

Section 1.06    Withholding. Notwithstanding anything to the contrary in this Agreement, the Parties and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement and from any other payments otherwise required pursuant to the transactions contemplated by this Agreement such amounts as the applicable Party or withholding agent may be required to deduct and withhold under applicable Tax Law. Before making any such deduction or withholding, Buyer shall use commercially reasonable efforts to provide Seller with advance notice of Buyer's intention to make such deduction or withholding with respect to such payment. Buyer and the Company shall cooperate in good faith with Seller, at Seller’s sole cost and expense, to obtain such reduction or relief from such deduction or withholding. To the extent that amounts are so deducted or withheld, and paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made. This Section 1.05 shall not apply to Phantom Stock Payments, which shall be governed by Section 1.02(b)(iii).

Section 1.07    Indemnity Escrow Amount. The Indemnity Escrow Amount shall be held by the Escrow Agent as security for, and the Indemnity Escrow Amount will be available to satisfy, any actual amount for which a Buyer Indemnified Person is entitled to indemnification pursuant to Article VII, subject to the terms, conditions and limitations set forth herein. In accordance with the Escrow Agreement, on the General Survival Date, the Escrow Agent shall distribute to Seller the balance of the Escrow Amount, if any (the "Remaining Amount") less the aggregate dollar amount of any bona fide claim or claims for indemnification made or brought by a Buyer Indemnified Person in accordance with Article VII that are then outstanding or to which any Third Party Claim are pending and unresolved (the "Pending Claims"). The amount of any such Pending Claims shall continue to be held by the Escrow Agent until such time as each such Pending Claim is finally resolved in accordance with this Agreement. Within three (3) Business Days after the date of resolution of a Pending Claim, the portion of the Remaining Amount no longer burdened by the other Pending Claims (if any) shall be disbursed from the Indemnity Escrow Amount to Seller and/or Buyer in accordance with the resolution of such claim, and Buyer and Seller shall timely execute and deliver a joint written instruction to the Escrow Agent in connection therewith.

Section 1.08    Exclusive Remedy. Except in the event of Fraud, the provisions of (a) Section 1.02(d) shall be Buyer's and the other Buyer Indemnified Parties' sole and exclusive remedy with respect to any claims, Actions or Losses concerning or relating to the "Cash-Like Items" and/or "Debt-Like Items" of the Business as of the Calculation Time, and (b) Section 1.04 shall be Buyer's and the other Buyer Indemnified Parties' sole and exclusive remedy with respect to any claims, Actions or Losses concerning or relating to the "Cash Balance" and/or "EBITDA" during the Contingency Period; provided, however, that this Section 1.08 shall not (i) prohibit Buyer or Seller (or the Shareholders) from instituting a claim to enforce any final determination of such amounts, or to compel any Party to submit any dispute arising in connection therewith to the Accountant pursuant to and in accordance with the terms and conditions of Section 1.02(d) or Section 1.04(e), in any court or other tribunal of competent jurisdiction; or (ii) affect Buyer's or other Buyer Indemnified Parties' right to bring a claim for indemnification pursuant to Article VII.

ARTICLE II

CLOSING DELIVERIES

Section 2.01    Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)    the Assignment of Membership Interests or other instruments of transfer, duly executed by Seller;

(b)    the Escrow Agreement, duly executed by Seller;

(c)    a resignation, in any and all capacities, of Bernier from any director, manager, or officer positions held in the Company to be effective concurrent with the Closing, duly executed by Bernier;

(d)    all books and records relating to the organization, ownership and maintenance of the Company in possession or control of Seller (to the extent not already located in the Company's Madison, WI leased location);

(e)    a standstill agreement regarding trading in the stock of Climb Global Solutions, Inc., in the form attached hereto as Exhibit B (the “Standstill Agreement”), duly executed by Seller and each Shareholder;

(f)     payoff letters and appropriate termination statements and other instruments in form and substance acceptable to Buyer, to extinguish the Indebtedness set forth on Schedule 4.18 and all Liens and security interests related thereto;

(g)    duly executed counterpart signature pages to any other transaction documents to which the Company or any Seller Party is a party;

(h)    a Certificate of Status for the Company from the Division of Corporation of Florida, dated within five (5) Business Days prior to the Closing Date showing the Company in good standing with the State of Florida;

(i)    a Certificate of Status for Seller from the State of Wisconsin, Department of Financial institutions, dated within five (5) Business Days prior to Closing showing Seller is in good standing with the State of Wisconsin;

(j)    a duly completed and executed IRS Form W-9 for Seller;

(k)    all consents, approvals or waivers identified in Schedule 2.01(k), in form and substance satisfactory to Buyer in its sole discretion;

(l)    an employment agreement in form and substance satisfactory to Hulan and Buyer, duly executed by Hulan (the “Hulan Employment Agreement”);

(m)    a shared services agreement, in form and substance satisfactory to Buyer, duly executed by Seller (the “Shared Services Agreement”);

(n)    a release agreement, in form and substance satisfactory to Buyer, executed by Amanda Francis, setting forth the amount due to the grantee under the Phantom Stock Plan and releasing the Company, Seller, and their affiliates, officers, directors, employees, agents, and other related parties from any liability in connection with the Phantom Stock Plan;

(o)    the Pre-Closing Assignment Agreement, in form and substance satisfactory to Buyer, duly executed by Seller and the Company;

(p)    a certificate of the secretary or other authorized officer of the Company certifying, as complete and accurate as of the Closing, attached copies of the Organizational Documents of the Company and the requisite action of the Company’s member, manager and/or other governing body approving the execution and delivery of this Agreement and the other transaction documents to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby; and

(q)    a certificate of the secretary or other authorized officer of Seller certifying, as complete and accurate as of the Closing, attached copies of the requisite action of Seller’s Board of Directors and/or other governing body (and shareholders, if required) approving the execution and delivery of this Agreement and the other transaction documents to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby.

Section 2.02    Deliveries by Buyer. At the Closing, Buyer shall deliver to cause to be delivered:

(a)    to Seller, the Estimated Closing Consideration to the account(s) designated in the Funds Flow Memorandum, by wire transfer of immediately available funds;

(b)    to Seller, the Escrow Agreement, duly executed by the Escrow Agent and Buyer;

(c)    to Seller, the Standstill Agreement, duly executed by Buyer;

(d)    to Seller, duly executed counterpart signature pages to any other transaction documents to which Buyer (or the Company) is a party, including the Hulan Employment Agreement and the Shared Services Agreement;

(e)    to Seller, a good standing certificate for Buyer from the Secretary of State of the State of Delaware;

(f)    on behalf of Seller and its Affiliates, all amounts necessary to discharge the Seller Transaction Expenses and Indebtedness (in each case, as specified in the Funds Flow Memorandum by Seller), by wire transfer of immediately available funds, to the account(s) designated on the Funds Flow Memorandum; provided, that any amounts attributable to Unpaid Pre-Closing Taxes and Deferred Payroll Taxes included in Indebtedness, and any amounts attributable to Transaction Bonuses (if any), shall be delivered to the Company.

(g)    to Seller, a certificate signed by the Secretary or other authorized officer of Buyer, certifying the resolutions duly adopted by the board of managers of Buyer approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions have not been amended and remain in full force and effect;

(h)    to Seller, duly executed Parent Guaranty; and

(i)    deposit the Contingency Escrow Amount and the Indemnity Escrow Amount by wire transfer of immediately available funds into the escrow account controlled by the Escrow Agent, to be released, if at all, pursuant to the terms of the Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES AS TO SELLER AND THE SHAREHOLDERS

Except as set forth in the Disclosure Schedule, Seller and each Shareholder represent and warrant to Buyer that the following statements are true and correct as of the Closing:

Section 3.01    Organization; Power; Capacity. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Wisconsin and has all requisite corporate power and authority to enter into this Agreement and the other transaction documents to which Seller is a party, to perform its obligations hereunder and thereunder and to own and operate and carry on the Business as and where it is currently being conducted. Seller is qualified to do business in every jurisdiction in which the ownership of its property and assets that are part of the Business, and the conduct of the Business, requires it to qualify, and each such jurisdiction is identified on Schedule 4.01(a), except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. Each Shareholder has all requisite capacity to enter into this Agreement and the other transaction documents to which such Shareholder is a party and to perform its obligations hereunder and thereunder.

Section 3.02    Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller, and no other proceedings on Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding obligation of Seller and each Shareholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. At the Closing, the other transaction documents to which Seller or any Shareholder is a party will be duly executed and delivered by Seller or such Shareholder, as applicable, and will constitute valid and binding obligations of Seller or such Shareholder, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 3.03    No Breach. The execution, delivery and performance of this Agreement by Seller and each Shareholder and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of Seller or any Shareholder, or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority or other third party, under the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller or any Shareholder is bound or any Law to which Seller or any Shareholder is subject.

Section 3.04    Ownership. Seller is the legal, beneficial and record owner of all of the Membership Interests, which collectively constitutes all of the membership interests and other equity interests of the Company, free and clear of all Liens (except for Permitted Liens), other than restrictions set forth in the Organizational Documents of the Company.

Section 3.05    No Proceedings. There are no Proceedings pending or, to Seller’s knowledge, Threatened against Seller or any Shareholder that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or would reasonably be expected to adversely affect Seller’s ownership of the Membership Interests, or otherwise prevent or delay the Closing or otherwise prevent Seller or any Shareholder from complying with the terms and provisions of this Agreement. None of Seller nor any Shareholder is subject to any outstanding or unsatisfied order, writ, injunction, decree, or settlement agreement ("Order") that would adversely affect Seller’s ownership of the Membership Interests, or otherwise prevent or delay the Closing or otherwise prevent Seller or any Shareholder from complying with the terms and provisions of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

Solely for purposes of this Article IV (but excluding Section 4.01, Section 4.04(a) and Section 4.07), references to the “Company” shall mean (a) the Company and (b) Seller (solely with respect to the Business); provided, that where a representation and warranty separately references both the Company and Seller with respect to the same subject matter, then the term "Company" therein shall only refer to the Company (and not Seller). Except as set forth in the Disclosure Schedule, Seller represents and warrants to Buyer that the following statements are true and correct as of the Closing:

Section 4.01    Organization; Power and Capitalization.

(a)    The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida. The Company has all requisite limited liability company power and authority to own and operate and carry on the Business as and where it is currently being conducted. The Company is qualified to do business in every jurisdiction in which the ownership of its property and assets and the conduct of the Business requires it to qualify, and each such jurisdiction is identified on Schedule 4.01(a), except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

(b)    The Company does not have any other membership interests, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants, rights (including preemptive rights), calls, convertible securities, restricted shares, restricted share units, share appreciation rights, “phantom” shares, or any similar securities or other rights or arrangements (other than this Agreement and the documents contemplated by this Agreement) which provide for the sale or issuance of any of the foregoing by the Company. The Membership Interests were not issued in violation of the terms of any agreement, arrangement or commitment (including preemptive or similar rights) binding upon the Company or any other Person, and were issued in compliance with all applicable Laws, including securities Laws. There are no voting trust agreements or other arrangements restricting the voting, dividend rights or disposition of any of the Membership Interests. Seller has good, valid and marketable title to the Membership Interests, free and clear of any Liens except for Permitted Liens and the restrictions set forth in the Company's Organizational Documents.

Section 4.02    Subsidiaries. The Company does not have and has never had any Subsidiaries. The Company does not own and has not owned, any equity securities (or securities containing any equity features) issued by any other Person, and there are no agreements, options, warrants, rights (including preemptive rights), calls, convertible securities, restricted shares, restricted share units, share appreciation rights, “phantom” shares, or any similar securities or other rights or arrangements which provide for the sale or issuance of any of the foregoing by any other Person to Company.

Section 4.03    No Breach. Except as set forth on Schedule 4.03, the sale, transfer and assignment of the Membership Interests by Seller to Buyer will not (a) conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of the Company, or (b) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority or other third party, under (i) the provisions of the Company Operating Agreement, (ii) the Company’s articles of organization, (iii) any Material Contract or (iv) any Law to which the Company is subject.

Section 4.04    Financial Condition.

(a)    Schedule 4.04(a) consists of: (i) the internally prepared balance sheet of the Company as of May 31, 2024 (the “Company Latest Balance Sheet”) and the related statements of income for the five (5)-month period then ended; (ii) the internally prepared balance sheet of the Company and the related statements of income for the fiscal year ended December 31, 2023 (the financial statements referred to in clauses (i) and (ii), the “Company Financial Statements”); (iii) the internally prepared balance sheet of Seller (on a consolidated basis) as of May 31, 2024 (the “Seller Latest Balance Sheet” and, together with the Company Latest Balance Sheet, the “Latest Balance Sheets”) and the related statements of income for the five (5)-month period then ended; and (iv) the audited balance sheets of Seller (on a consolidated basis) and the related statements of income and cash flows for the fiscal years ended December 31, 2023 and December 31, 2022, prepared by an independent certified public accountant, including in each case the notes thereto, together with the report thereon of such accountant (the "Audited Seller Financial Statements" and together with the financial statements referred to in clause (iii), the “Seller Financial Statements”, and collectively with the Company Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial condition and results of operations of the Company and the Seller (with respect to the Business), as applicable, as of the times and for the periods referred to therein. The Seller Financial Statements were prepared in accordance with GAAP (as in effect on the date of such Seller Financial Statements), consistently applied (subject in the case of the Seller Latest Balance Sheet to (A) the absence of footnote disclosures and other presentation items; and (B) changes resulting from year-end adjustments. The Company and Seller (with respect to the Business) make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transaction and dispositions of the assets of the Business in all material respects. The Company and Seller (with respect to the Business) maintain systems of internal accounting controls and procedures with respect to the accounting practices, procedures and policies employed thereby sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) access to assets is permitted only in accordance with management’s general or specific authorization. This Section 4.04(a) is qualified by the fact that the Company has not operated as a separate “stand alone” entity and instead has operated as a division of Seller.

(b)    All accounts receivable of the Business shown on the Latest Balance Sheets arose from sales actually made or services actually performed in the ordinary course of business of the Business and represent valid, actual, bona fide obligations owing to the Company or Seller, as applicable. The reserves (if any) shown on the Seller Financial Statements are consistent with the past practice of the Business and, with respect to the Audited Seller Financial Statements, have been calculated in accordance with GAAP. The Company has not received written notice of, and to Seller’s knowledge, there is no contest, claim or right of set-off, other than returns in the ordinary course of business, by any customer relating to the amount or validity of such account receivable shown on the Latest Balance Sheets (with respect to the Business).

(c)    All accounts payable of the Business reflected on the Latest Balance Sheets (i) have arisen from bona fide transactions entered into by the Company or Seller, as applicable, in the ordinary course of business; (ii) constitute only valid, undisputed claims of the Company or Seller, as applicable, not subject to claims of set-off or other defenses or counterclaims; and (iii) do not constitute or comprise any Indebtedness.

(d)    In the sixty (60) days immediately prior the Closing, with respect to the Business, (i) neither the Company nor Seller (with respect to the Business) has (A) pre-billed any customers, (B) accelerated the collection of any accounts receivable, (C) offered any discount to any customer for pre-payment or early payment, in each case, except in the ordinary course of business consistent with past practices; and (ii) the Company and Seller have paid all accounts payable when due and in a manner consistent with past practice, including with respect to timing of payment.

Section 4.05    Absence of Certain Developments. Since December 31, 2023, there has not been any Material Adverse Effect. Since December 31, 2023, the Company has operated the Business in the ordinary course, consistent with past practice in all material respects and, except as set forth on Schedule 4.05, the Company has not:

(a)    amended or modified its Organizational Documents;

(b)    acquired by merger or consolidation with, or purchased a substantial portion of the assets or equity securities of, any business or Person;

(c)    subjected any portion of the properties or assets of the Company to any Lien, except for Permitted Liens;

(d)    sold, assigned or transferred any portion of the tangible assets of the Company, except in the ordinary course of business or sales of obsolete equipment;

(e)    sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets of the Company, except in the ordinary course of business;

(f)    (i) made or granted any bonus, salary, fringe benefit, or other compensation increase to any employee, officer, or director of the Company (except for increases to non-executive employees whose annual base salary is not in excess of One Hundred Thousand Dollars ($100,000) in the ordinary course of business in accordance with past practice), or (ii) hired or terminated (other than for cause) any executive officer of the Company;

(g)    (i) established, adopted, entered into, terminated, modified or amended any Plans in a manner that would materially increase the cost thereunder to the Company or Buyer or (ii) established, adopted, entered into, terminated, modified, or amended any employment, individual consulting, or severance agreement or arrangement except as required by applicable Law;

(h)    licensed any Company Intellectual Property other than non-exclusive licenses granted by the Company to its customers in the ordinary course of business in connection with the sale or provision of Company products or services;

(i)    changed or amended any data privacy or information security practices of the Company, except as required by applicable Law;

(j)    disclosed any trade secrets or other material confidential information to any Person, other than Persons that are subject to (i) a confidentiality or non-disclosure covenant protecting against further disclosure thereof, or (ii) bound by applicable Law or binding professional obligations to maintain such information in confidence;

(k)    made any loans or advances to, or guarantees for the benefit of, any Persons (except to employees in the ordinary course of business);

(l)    issued, authorized for issuance, or redeemed any capital stock or other equity securities;

(m)    made, changed or revoked any Tax election, settled or compromised any Tax liability or proceeding, consented to any extension or waiver of the limitations period applicable to the assessment or collection of any Taxes, filed or caused to be filed any amended Tax Return, entered into any closing or other agreement or settlement with respect to Taxes or refunds of Taxes, or changed any method of accounting, accounting policy or accounting practice (including in respect of Taxes);

(n)    initiate or settle any Proceeding;

(o)    waived any valuable right or material debt owed to it;

(p)    adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(q)    made any material change to its cash management practices, including any acceleration in the collection of accounts receivable or any deferral in the payment of accounts payable outside of the ordinary course of business and consistent with past practices;

(r)    entered into or amended any contract with any customer or supplier (i) for a value in excess of Two Hundred Thousand Dollars ($200,000) or (ii) reflecting a discount or other price reduction of more than twenty percent (20%); or

(s)    committed to do any of the foregoing.

Section 4.06    Sufficiency of Assets; Title to Properties.

(a)    Except as set forth on Schedule 4.06(a)(i), (i) the assets owned or leased or licensed by the Company constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated, and (ii) the Company owns good and valid title to, or holds pursuant to valid and enforceable leases or licenses, all such assets free and clear of all Liens, except for Permitted Liens. All such assets that constitute tangible assets and equipment owned or leased by the Company are, in all material respects, adequate for the conduct of the Business as currently conducted and are in good condition and repair and usable in the ordinary course of business of the Company as they are currently being used, except for ordinary normal wear and tear and routine maintenance being carried out in the ordinary course of business.

(b)    The real property demised by the Real Property Lease constitutes all of the real property leased to the Company and utilized in the operation of the Business as currently conducted (the “Leased Real Property”). The Real Property Lease is in full force and effect and is valid and enforceable against the Company and the other Persons party thereto. The Company is not in breach or default under the Real Property Lease, and, to Seller’s knowledge, the other parties to such lease are not in breach of or default under such lease. Seller has made available to Buyer a true and correct copy of the Real Property Lease.

(c)    The Company does not own, and has never owned, any real property.

Section 4.07    Tax Matters.

(a)    Each of Seller (with respect to the Business) and the Company has timely filed, or caused to be filed, all Tax Returns that are required to be filed by it. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by Seller (with respect to the Business) or the Company have been paid (whether or not shown on any Tax Return). All Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been properly withheld and fully paid or properly accrued. The Company has not requested any extension of time (other than automatic extensions of time to file Tax Returns obtained in the ordinary course of business) within which to file any Tax Return in respect of any taxable year which has not since been filed.

(b)    There is currently no dispute or claim concerning any Tax liability of Seller( with respect to the Business) or the Company claimed or raised by any Governmental Authority in writing. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No claim has ever been made in writing by an authority in a jurisdiction in which Seller (with respect to the Business) or the Company does not file a particular type of Tax Return or pay a particular type of Tax that Seller with respect to the Business or the Company is or may be required to file such Tax Return or pay such Tax. The Company (or Buyer, with respect to its ownership of the Company) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) prepaid or deposit amount received, or deferred revenue accrued, on or prior to the Closing Date; (vi) election under Section 108(i) of the Code made prior to the Closing; (vii) application of Section 1400Z-2 or Section 965 of the Code relating to transactions undertaken prior to the Closing; (viii) income described in Section 951(a) of the Code or Section 951A(a) of the Code with respect to any Person which is a Subsidiary of the Company on or prior to the Closing and relating to any taxable period (or portion thereof) ending on or prior to the Closing Date; or (ix) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) relating to any taxable period ending on or prior to the Closing Date.

(c)    The Company has (i) no Deferred Payroll Taxes, and (ii) not received any credits under Sections 7001 through 7005 of the FFCRA or Section 2301 of the CARES Act.

(d)    Neither Seller (with respect to the Business) nor the Company has ever participated in a listed transaction or a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4.

(e)    The Company has never been included in an affiliated group (as defined in Section 1504 of the Code) or any similar group defined under a similar provision of state, local, or non-U.S. Law. The Company is not liable for any unpaid Taxes of any other person as a result of transferee liability, successor liability, joint liability, several liability (including pursuant to Treasury Regulations Section 1.1502-6 or an analogous provision of state, local, or foreign Law), pursuant to a Contract (other than a commercial Contract entered into in the ordinary course of business the principal purpose of which is not a Tax matter), by operation of Law, or otherwise.

(f)    Any material Tax elections made by the Company have been timely and properly made in all material respects.

(g)    The Company is not a party to any Tax allocation or Tax sharing agreement or similar agreement or arrangement (other than a commercial Contract entered into in the ordinary course of business the principal purpose of which is not a Tax matter).

(h)    There are no Liens for Taxes upon any asset of the Company (other than Permitted Liens).

(i)    The Company has never had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise had an office or fixed place of business, in a jurisdiction outside of the United States.

(j)    The Company has collected all sales, use, value added, goods and services and similar Taxes required to be collected under applicable Law, and has timely remitted all such Taxes withheld and collected to the appropriate Governmental Authority.

(k)    The Company has never requested or received a written ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority or made or filed any election, designation or similar filing with respect to Taxes of the Company or Seller (with respect to the Business).

(l)    From the date of its formation through the Closing Date, the Company has been disregarded as an entity separate from Seller within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii) for U.S. federal (and, where applicable, state and local) income Tax purposes. The Company has not made an election to be treated as an association within the meaning of Treasury Regulations Section 301.7701-3.

(m)    The Company has not granted any Person a power of attorney that is still in effect in connection with any Tax filing or other Tax matter.

Section 4.08    Contracts and Commitments.

(a)    Except as set forth of Schedule 4.08(a), the Company is not party to (including following the Pre-Closing Assignment), nor is the Business (or any portion thereof) nor any of the Company’s properties or assets bound to any written or oral:

(i)	Contracts involving an investment by the Company in any Person, including any partnership, limited liability company or joint venture;

(ii)	Contracts with Independent Contractors involving in any one case payments of more than $50,000 per year;

(iii)	sales agency, sales representative and/or marketing Contracts;

(iv)	Contracts under which any revenue, profit or income of the Business is required to be, or may be, shared with any third Person;

(v)

Contracts (including, without limitation, any outstanding decrees, orders, judgments, settlement agreements or stipulations) pursuant to which the Company is granted, or grants to any other Person, any rights in any Intellectual Property other than in the ordinary course of business;

(vi)	Contracts in which any party thereto is a Governmental Authority;

(vii)	Contracts with any Key Customers;

(viii)	Contracts with any Key Suppliers;

(ix)

Contracts (A) for the employment or service of any prospective or existing officer, employee or other person on a full-time or consulting basis providing for fixed compensation in excess of One Hundred Thousand Dollars ($100,000) per annum, (B) providing for severance compensation in excess of One Hundred Thousand Dollars ($100,000), or (C) providing for the payment of Transaction Bonuses or any other retention, change in control, transaction, or similar bonus compensation;

(x)	collective bargaining agreements or other Contracts with any labor union or works council;

(xi)

agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the Company’s assets or guaranty of any obligation for borrowed money;

(xii)	lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party involving annual rental payments in excess of $10,000;

(xiii)	lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal involving annual rental payments in excess of $10,000;

(xiv)

Contracts with current or former officer, director, manager, shareholder, member, Affiliate of the Company or Seller or any individual related by blood, marriage, affinity or adoption (or by any other family relationship) to any such individual or any entity in which any such Person owns a beneficial interest;

(xv)	Contracts in connection with the settlement or other resolution of any pending or Threatened claim under which the Company has any material continuing obligations, liabilities or restrictions;

(xvi)	Contracts providing for indemnification by the Company of a third party that would be material to the Company, other than any such agreement entered into in the ordinary course of business;

(xvii)	Contracts that contains outstanding or unsatisfied earn out, purchase price adjustment or other contingent obligations;

(xviii)	Contracts prohibiting the Company from freely engaging in any line of business or competing with any Person; or

(xix)	Contracts for any capital expenditure or leasehold improvement in excess of Fifty Thousand Dollars ($50,000); or

(xx)	to the extent not described elsewhere in this Section 4.08(a), Contracts with a total remaining commitment by or to the Company in excess of $50,000.

(b)    As of the date hereof (i) the Company is not in breach or default in any material respect under any of the Contracts listed on Schedule 4.08(a) (each, a “Material Contract” and, collectively, the “Material Contracts”) and each Material Contract is in full force and effect, is valid and enforceable against the Company, and (ii) to Seller’s knowledge, (A) the other parties to the Material Contracts are not in breach or default in any material respect thereunder and (B) each Material Contract is valid and enforceable against such other parties. Seller has made available to Buyer a true and correct copy of each Material Contract.

Section 4.09    Intellectual Property; Privacy and Data Security.

(a)    Schedule 4.09(a) contains a correct, current, and complete list of: (i) all Company Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including issued Patents, registered Trademarks, domain names, and Copyrights, and pending applications for any of the foregoing, and specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; and (iii) all other material Company Intellectual Property. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(b)    Schedule 4.09(b) contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company or Seller (with respect to the Business) is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person (other than licenses for Off-the-Shelf Software pursuant to which the Company or Seller (with respect to the Business) pays less than Ten Thousand Dollars ($10,000) per year); and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. Each such Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Seller's knowledge, any other party thereto is, or is alleged to be, in breach of or default under in any material respect any such Company IP Agreement. Since the Lookback Date, the Company has not provided or received (x) any written notice alleging that the Company is in material breach of, or default under, any Company IP Agreement or (y) any written notice of any intent to terminate (including by non-renewal) any material Company IP Agreement.

(c)    The Company is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens. The Company has the valid and enforceable right to use all other Intellectual Property that is used or held for use in or necessary for the conduct of the Business as currently conducted.

(d)    Except as set forth on Schedule 4.09(d), the Company has entered into binding, valid and enforceable, written Contracts with each Person that is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property for, on behalf of or under the direction or supervision of the Company during the course of employment or engagement with the Company whereby such Person (i) acknowledges the Company’s exclusive ownership of all such Intellectual Property invented, created, or developed by such Person within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such Person may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. To Seller’s knowledge, no Person is in breach of any such Contract.

(e)    Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or, except as set forth in Schedule 4.03, require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property. The Company will not be as the result of the execution and delivery of this Agreement in violation in any material respect of any Contract to which it is a party and pursuant to which the Company is authorized to use any material Licensed Intellectual Property.

(f)    No Company Intellectual Property was (in whole or in part) authored, created, conceived, developed, or reduced to practice by or on behalf of, or with any personnel, grants, funds, facilities, Intellectual Property or other resources of a Governmental Authority, university, college other educational institution, research center, or nonprofit organization (“Sponsor”). No Person who was involved in, or who contributed to, the authorship, creation, conception, development, or reduction to practice of any Company Intellectual Property was employed by, under contract to, or performed services for any Sponsor during a period of time during which such Person was also performing services either for the Company related to the Company Intellectual Property.

(g)    All of the Company Intellectual Property is valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with true and complete copies of all material file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.

(h)    The Company has taken reasonable steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included therein, including by requiring all Persons having access to any such Trade Secrets to execute binding, written non-disclosure agreements.

(i)    The conduct of the Business as currently conducted and as conducted since the Lookback Date, including the use of the Company Intellectual Property in connection therewith, and the products, processes, and services of the Company do not and have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person in any material respect. To the Seller's knowledge, no Person is or since the Lookback Date has, infringed, misappropriated, or otherwise violated any Company Intellectual Property.

(j)    There are no Proceedings (including any opposition, cancellation, revocation, review, or other proceeding) whether pending, settled or Threatened (including in the form of offers to obtain a license), (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Company’s right, title, or interest in or to any other material Company Intellectual Property; or (iii) by the Company alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding Order (including any motion or petition therefor) that restricts or impairs the Company's ownership or use of any Company Intellectual Property or Licensed Intellectual Property.

(k)    Schedule 4.09(k) contains a correct, current, and complete list of all social media accounts used in the Business. The Company has complied in all material respects with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Proceedings, whether settled, pending or Threatened, alleging any (i) breach or other violation of any Platform Agreement by the Company; or (ii) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media, nor has any such Proceeding occurred since the Lookback Date.

(l)    Schedule 4.09(l) sets forth a correct and complete copy of each of the Company’s customary product and service warranties that are included in its customary customer Contracts. Other than in respect of such warranties and pass-through warranties, the Company has not made any express warranties or guarantees with respect to any Company Services or Company Products. There are currently no pending or Threatened against the Company or the Business, warranty claims, claims for indemnification or other claims with respect to Company Services or Company Products.

(m)    Since the Lookback Date, all Company Services (i) have complied in all material respects with all applicable Laws and industry standards, including with respect to security; and (ii) conform to all material respects to any applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims, in each case, relating to packaging, labeling, advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other documentation therefor. To the Seller's knowledge, all Company Products are in compliance with, and have complied with since the Lookback Date, in all material respects, all applicable contractual commitments for the sale and performance thereof, including any terms and conditions and all express warranties thereon.

(n)    All Company IT Assets are in good working condition and are sufficient for the operation of the Business as currently conducted. Since the Lookback Date, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Assets that has not been remedied in all material respects. The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Assets, including implementing and maintaining commercially reasonable backup, disaster recovery, and software and hardware support arrangements.

(o)    To the Seller's knowledge, none of the Company IT Assets contain any time bomb, Trojan horse, back door, worm, virus, malware, spyware, or other device or code designed or intended to (i) disrupt, disable, harm, or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device; or (ii) damage, destroy, or prevent the access to or use of any data or file without the user’s consent, except, for the avoidance of doubt, license keys and other code intended to limit access to or use of Company IT Asset to an authorized user (collectively, “Malicious Code”). The Company has taken reasonable steps to prevent the introduction of Malicious Code into the Company IT Assets.

(p)    The Company materially complies, and the Company has since the Lookback Date materially complied, with (i) all applicable Privacy Laws, and (ii) all contractual obligations concerning the Processing of Personal Information (collectively, the “Data Privacy/Security Requirements”). To Seller’s knowledge, all vendors, processors, and other Persons acting for or on behalf of the Company in connection with the Processing of Personal Information or that otherwise have been authorized by the Company to have access to the Company IT Assets or the Personal Information in the possession or control of the Company materially comply, and have since the Lookback Date materially complied, with the Data Privacy/Security Requirements in connection with their Processing of Personal Information to or on behalf of the Company or Seller (with respect to the Business).

(q)    Neither the negotiation nor consummation of the transactions contemplated by this Agreement will result in the material breach by the Company of, or otherwise cause the Company to violate, any Data Privacy/Security Requirement. There are not, and have not been since the Lookback Date, any Proceedings pending or, to Seller’s knowledge, Threatened against the Company alleging any violation of any Data Privacy/Security Requirement.

(r)    Since the Lookback Date, the Company or Seller (with respect to the Business) has posted a privacy policy governing its collection and use of Personal Information in a clear and conspicuous location on each of its public-facing websites. Such privacy policy complies with Privacy Laws in all material respects. No disclosure or representation made or contained in any such privacy policies has been inaccurate, misleading, deceptive or in violation of any applicable Laws, in each case, in any material respect (including by containing any material omission).

(s)    The Company does not Process Personal Information subject to the Children’s Online Privacy Protection Act.

(t)    The Company has implemented and maintains a written comprehensive information security plan (a “Security Plan”), which includes commercially reasonable administrative, technical and physical safeguards designed to protect the availability, integrity and security of the Company IT Assets and the information and data stored therein (including Personal Information and other sensitive information) from loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, including cybersecurity and malicious insider risks. The Security Plan conforms, and since the Lookback Date has conformed, to the Data Privacy/Security Requirements and any public statements made by the Company regarding the Security Plan, in each case, in all material respects.

(u)    Since the Lookback Date, (i) the Company has not suffered any cyber, social engineering, spoofing, phishing, ransom, viral or other attack, theft or intrusion that has allowed an unauthorized party, or an authorized party exceeding that party’s authorization, to access, acquire, copy, encrypt, modify, delete, or otherwise use the Personal Information maintained by or on behalf of any Company (including, but not limited to, any event that would give rise to a breach or incident for which notification by a Company to individuals and/or Governmental Authorities was or is required under Data Privacy/Security Requirements), and (ii) there have been no material breaches or unauthorized intrusions of the security of any Company IT Asset that has caused any: (x) substantial disruption of or interruption in or to the use of such assets or systems or the conduct of the Company's Business as currently conducted or (y) material loss, destruction, damage or harm of or to the Company or its operations, personnel, property, or other assets.

Section 4.10    Litigation. There is, and since the Lookback Date there has been, no Proceeding (a) pending against the Company or any of its directors, managers or officers (with respect to the Business) or relating to the Business or (b) to the Seller's knowledge, Threatened against the Company, Seller (with respect to the Business) or any of their directors, managers or officers (with respect to the Business) or employees or otherwise relating to the Business. None of the Company or Seller (with respect to the Business) or any of their directors, managers or officers is subject to any outstanding Order relating to the Business.

Section 4.11    Employee Benefit Plans.

(a)    Except as listed on Schedule 4.11(a), neither the Company nor Seller (with respect to the Business) sponsor, maintain, participate in, contribute to (or have any requirement to contribute to), or have any liability (contingent or otherwise) with respect to any “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the “Pension Plans”), “welfare plans” (as defined under Section 3(1) of ERISA) or any other employment, individual consulting, employment or employee benefits related tax gross-up, incentive compensation, bonus, change in control, retention, severance, equity or equity-based compensation, stock purchase, retirement, supplemental retirement, deferred compensation, retiree medical, life insurance, hospitalization or other employee benefit plan, program, agreement or arrangement (collectively, the “Plans”).

(b)    Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Code is so qualified and the trust related thereto is exempt from federal income taxes under Section 501(a) of the Code, and no event has occurred that would be reasonably expected to adversely affect such qualification and exemption. The Plans comply in form and in operation in all material respects with their terms and the requirements of applicable Law including the Code and ERISA.

(c)    With respect to each Plan, Buyer has been provided with true and complete copies of, to the extent applicable: (i) the current Plan document (or, if such document is not written, a written summary of the material terms), any amendments to the current Plan document, and all trust agreements related thereto, (ii) the current summary plan description and summary of any material modifications, (iii) the three (3) most recent annual reports (Form 5500 series), including all exhibits and attachments thereto, (iv) the most recent and currently effective determination or opinion letter, if any, issued by the Internal Revenue Service, (v) the three (3) most recent annual audited financial statements and actuarial or other valuation reports prepared with respect thereto, (vi) the three (3) most recent nondiscrimination and IRS limits testing reports prepared with respect thereto, (vii) Forms 1094-C filed for the three (3) most recent years; and (viii) all material correspondence and filings with any Governmental Authority in connection with any audit, investigation or correction filing conducted by such Governmental Authority since the Lookback Date.

(d)    With respect to the Plans, all required contributions of the Company or Seller (with respect to the Business) due on or before the Closing Date have been timely made and, to the extent relating to periods on or before the Closing Date and not required to be paid on or before the Closing Date, will have been properly accounted for and reflected on the Latest Balance Sheet.

(e)    No Plan provides for medical, disability, or life insurance benefits to retired or former employees of the Company or of Seller (with respect to the Business) (other than as required under Code Section 4980B, or similar state or other applicable Law at the individual’s sole expense). Neither the Company nor any ERISA Affiliate within the past six (6) years has sponsored, maintained, contributed or been obligated to contribute to, or had any liability (contingent or otherwise) with respect to (i) any “employee pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer plan” (as defined in Section 413 of the Code), or (iii) any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has incurred or is reasonably expected to incur any liability (contingent or otherwise) pursuant to Title IV of ERISA that remains unfulfilled.

(f)    There are, and since the Lookback Date there have been, no Proceedings (other than routine claims for benefits) pending or, to Seller’s knowledge, Threatened against the Company with respect to, against the assets of, or otherwise involving any Plan that would reasonably be expected to result in a material liability to the Company. To Seller’s knowledge, no Plan has been since the Lookback Date or is currently under investigation, audit, or review by any Governmental Authority.

(g)    Except as set forth in Schedule 4.11(g), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event), will (i) result in the acceleration of the time of payment, vesting, or funding of any payments or benefits, or increase the amount of any payments or benefits, under any Plan, or (ii) entitle any current or former employee, officer, director, or individual consultant of the Company or of Seller (with respect to the Business) to any cash compensation or other compensation.

(h)    The Company is an entity the payments from which are exempt from the definition of “parachute payments” under Section 280G of the Code and neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event), will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code. There is no contract to which the Company or Seller (with respect to the Business) is party or by which it is bound to compensate any individual for Taxes paid or payable pursuant to Section 4999 of the Code.

(i)    Except as set forth on Schedule 4.11(i), (i) each Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and the applicable guidance thereunder and (ii) there is no Contract to which the Company or Seller (with respect to the Business) is party or by which it is bound to compensate any individual for Taxes paid or payable pursuant to Section 409A of the Code.

(j)    Each Plan may be amended and terminated in accordance with its terms and applicable law without the imposition of material liabilities on the Company. With respect to each Plan, during the past six (6) years, there have been no material non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no material breaches of fiduciary duty under Sections 404 or 405 of ERISA. With respect to any Plan that is a “group health plan” within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, during the past six (6) years, the Company (and Seller with resect to the Business) has complied in all material respects with the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code, with respect to their employees (and their eligible dependents). Neither the Company nor any ERISA Affiliate has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any material tax, penalty or other liability under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, and any guidance issued thereunder (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980B, 4980D or 4980H of the Code.

Section 4.12    Insurance. Schedule 4.12 lists each insurance policy maintained by the Company or Seller that provides coverage for or in respect of the Business (each, an “Insurance Policy”). Each such Insurance Policy is in full force and effect. The Company nor Seller, as applicable, is in default with respect to its obligations under any Insurance Policy. Since December 31, 2023, neither the Company nor Seller (with respect to the Business) has received any written notice of termination, cancellation, denial of coverage or reservation of rights with respect to any Insurance Policy or any material claim made pursuant to any Insurance Policy. Schedule 4.12 lists each matter submitted to insurers since the Lookback Date in respect of the Business. The Company has tendered on a timely basis to the insurers of the Insurance Policies all material matters in respect of which the Company or Seller sought payment or other coverage under such Insurance Policies in respect of the Business as required by the terms thereof. None of the insurers of the Insurance Policies have denied any claims for or in respect of the Business since the Lookback Date.

Section 4.13    Compliance with Laws. Since January 1, 2020, the operation of the Business (whether by the Company or Seller) has been in compliance in all material respects with all applicable Laws (including, without limitation, the Company, its employees (with respect to the Business) possessing and being in compliance in all material respects with all licenses, franchises, registrations, authorizations and permits necessary under state Laws, federal or other applicable Laws to own and operate and to carry on the Business). Since January 1, 2020, neither the Company nor Seller has received any written notices from any Governmental Authority or other Person claiming any actual or possible violation of, or failure to comply with, any Laws by the Company or Seller (with respect to the Business).

Section 4.14    Environmental Compliance and Conditions. The Company, and the operation of the Business (whether by the Company or Seller), is and has been since the Lookback Date in compliance in all material respects with all applicable Environmental Laws. The Company possesses all material licenses and permits required by applicable Environmental Laws to operate the Business as presently conducted and, since the Lookback Date, the Company has been in compliance in all material respects with all such licenses and permits. Since the Lookback Date, neither the Company, nor Seller (with respect to the Business) have received any written notice from any Governmental Authority claiming any violation of, or liability, corrective or remedial obligation of the Company under, any Environmental Laws. Since the Lookback Date, there has been no Proceeding pending or Threatened against the Company or the Business under or relating to any violation of any applicable Environmental Law. There has been no release by the Company of any Hazardous Substances at, on, about, under or migrating from the Leased Real Property or any other real property owned, leased or operated by the Company in quantities or concentrations that could reasonably be expected to require investigation, remediation or the incurrence of any material liability by the Company under applicable Environmental Laws.

Section 4.15    Employment and Labor Matters.

(a)    Schedule 4.15(a) lists all current employees of the Business as of July 26, 2024 (including whether such employee is employed by the Company or Seller) and their hourly rates of compensation, base salaries or other compensation arrangement, as applicable, as well as each employee’s name, title, status (full-time or part-time), location of employment, date of hire and length of service, and whether such individual is actively employed. To the extent any current employees of the Business are on leaves of absence, Schedule 4.15(a) indicates the nature of such leave of absence and each such employees’ anticipated date of return to active employment if there is a definite return date that is known. Except as set forth on Schedule 4.15(a), no employees of the Business are subject to a written employment agreement, retention agreement or deferred compensation agreement. No employees of the Business are located outside the United States.

(b)    Schedule 4.15(b) lists all individual workers who are independent contractors with the Company or Seller (with respect to the Business) (“Independent Contractors”).

(c)    The Company nor Seller (with respect to the Business) is or ever was a party to or bound by any collective bargaining or labor union agreement. No employees of the Business are represented by any labor organization, and to Seller’s knowledge, there are no and, for the past three (3) years have been no, campaigns underway by any union to represent under a collective bargaining agreement any individuals that will be employees of the Company as of the Closing. There are no, and for the past three (3) years have been no, pending or, to Seller’s knowledge, Threatened (i) strike, slowdown, picketing, work stoppage or employee grievance process affecting the Business or (ii) any other material charge, grievance, Proceeding, or other claim against or affecting the Business relating to the alleged violation by the Company or Seller (with respect to the Business) of any Law pertaining to labor relations or employment matters.

(d)    Each of the Company and Seller (with respect to the Business) is, and since January 1, 2020 has been, in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees and Independent Contractors of the Business, including Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, safety and health, immigration status, workers’ compensation, and the collection and payment of withholding and employment Taxes. Except as set forth in Schedule 4.15(d), there are, and since the Lookback Date have been, no actions, suits, claims, investigations or other legal Proceedings against or otherwise involving the Company or the Business pending, or to Seller’s knowledge, Threatened in connection with the employment of any current or former employee of the Business (or failure to employ any Person by the Company), including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. There has been no “mass layoff” or “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local “mass layoff” or “plant closing” Law (collectively, “WARN”) with respect to the Business within the six (6) months prior to the Closing Date and none are being contemplated.

(e)    Since January 1, 2020, neither the Company nor Seller (with respect to the Business) has entered into any settlement agreement with a current or former officer, director, employee, or individual consultant resolving allegations of sexual harassment, discrimination, or misconduct by a current or former officer or employee of the Business. There are no, and since the Lookback Date there have not been any, Proceedings pending or, to Seller’s knowledge, Threatened against the Company (or any of its directors, officers, or employees), in each case, involving allegations of sexual harassment, discrimination or misconduct, by a current or former officer or employee of the Company.

(f)    The Company has no material liability for the misclassification of any Person as an independent contractor, temporary employee, leased employee, or any other service provider compensated other than through reportable wages (as an employee) paid by the Company or Seller (with respect to the Business) (any such Person, a “Contingent Worker”), and, no Contingent worker has been improperly excluded from any Plan which exclusion would cause a material liability to the Company or Seller (with respect to the Business). The Company does not have any leased employees within the meaning of Section 414(n) of the Code.

Section 4.16    Undisclosed Liabilities. Except as set forth on Schedule 4.16, neither the Company nor the Business has any liabilities, except for (a) liabilities reflected or reserved against in the Financial Statements, (b) liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date (none of which are material either individually or in the aggregate) or in connection with the transactions contemplated by this Agreement, and (c) liabilities for future performance arising under Material Contracts or under Contracts entered into in the ordinary course of business which are not required to be disclosed on Schedule 4.10 (none of which results from or arises out of any breach of any such Contract occurring on or prior to the Closing Date).

Section 4.17    Permits. The Company and each of its employees holds, and since the Lookback Date the Company or Seller (with respect to the Business) held, all permits, licenses, franchises, registrations and authorizations under state Laws and otherwise from Governmental Authorities that are material to the conduct and operation of the Business as currently conducted (the “Permits”). All such Permits held by the Company and its employees are valid and in full force and effect and the Company and each of its employees are, and since the Lookback Date the Company or Seller (with respect to the Business) and its employees have been, in compliance in all material respects with the terms and requirements of the Permits.

Section 4.18    Indebtedness; Guarantees. The Indebtedness of the Company is set forth on Schedule 4.18. Except as set forth on Schedule 4.18, the Company has no liability in respect of a guarantee of the Indebtedness of any other Person.

Section 4.19    Illegal Payments. Neither the Company nor any director or officer of the Company nor, to the Seller's knowledge, any employee, agent, or third party acting on behalf of the Company, in each case, in connection with the Business,: (a) has taken any action in violation of any rules or regulations of the U.S. Department of the Treasury Office of Foreign Assets Control and the U.S. State Department or in violation of any applicable export control Law or any action in violation of any applicable anti-corruption Law, including the U.S. Foreign Corrupt Practices Act, or (b) has unlawfully offered, paid, given, promised to pay or give, or unlawfully authorized the payment or gift of anything of value, directly or indirectly, to any public official or other Person, in each case, for purposes of (i) influencing any act or decision of any public official or other Person in such official’s or other Person’s official capacity; (ii) inducing such public official or other Person to do or omit to do any act in violation of such official’s or other Person’s duty to his or her employer; (iii) securing any improper advantage; or (iv) inducing such public official or other Person to use such official’s or other Person’s influence with a Governmental Authority, commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled facilities), or other Person in order to assist the Company in obtaining or retaining business.

Section 4.20    Key Customers and Suppliers.

(a)    The Company has no pending disputes concerning any products and/or services provided by the Company to any customer who in the fiscal years ended December 31, 2022 and December 31, 2023 was one of the ten (10) largest customers of the Company (based on amounts paid to the Company by such customer in the applicable fiscal year) (each such customer, a “Key Customer”). Schedule 4.20(a) sets forth a correct and complete list of the Key Customers and the amount paid to the Company by such Key Customer in the fiscal years ended December 31, 2022 and December 31, 2023. None of the Key Customers has ceased conducting business with the Company based on a dispute that such Key Customer had with the Company. Neither the Company nor Seller has received written indication from any Key Customer that such Key Customer intends to cease conducting business with the Company or that such Key Customer intends to adversely amend its existing relationship with the Company.

(b)    The Company has no material pending disputes concerning any products and/or services provided to the Company or Seller (with respect to the Business) by any supplier or vendor who in the fiscal years ended December 31, 2022 and December 31, 2023 was one of the ten (10) largest suppliers of products and/or services to the Business (based on amounts paid by the Company or Seller (with respect to the Business) to such supplier or vendor in the applicable fiscal year) (each, a “Key Supplier”). Schedule 4.20(b) sets forth a correct and complete list of the Key Suppliers and the amount paid by the Company or Seller (with respect to the Business) to such Key Supplier in the fiscal years ended December 31, 2022 and December 31, 2023. None of the Key Suppliers has ceased conducting business with the Company based on a dispute that such Key Supplier had with the Company. Neither the Company nor Seller has received written indication from any Key Supplier that such Key Supplier intends to cease conducting business with the Company or that such Key Supplier intends to adversely amend its existing relationship with the Company.

Section 4.21    Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the following statements are true and correct as of the date hereof:

Section 5.01    Organization and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware, with full limited liability company power to enter into, execute and deliver this Agreement and the other agreements contemplated herein to which Buyer is a party and perform its obligations hereunder and thereunder.

Section 5.02    Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the other agreements contemplated herein to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer’s or any other Person's part are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated herein to which Buyer is a party. Assuming that this Agreement is a valid and binding obligation of Seller, this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 5.03    No Breach. Except as set forth on Schedule 5.03, neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby (i) will conflict with or violate any Law or Order applicable to Buyer or by which its respective are bound or affected, (ii) will conflict with or violate the Organizational Documents of Buyer, or (iii) will result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on, any of the properties or assets of Buyer pursuant to any Contract, Permit, Order to which Buyer is a party or by which Buyer or any of its properties are bound or affected, except in the case of clause (iii) for any such breaches or defaults that would not reasonably be expected to have a material adverse change on the on the ability of Buyer to consummate the transactions contemplated hereby.

Section 5.04    Consents. Except with respect to its reporting requirements under the Securities Act, Buyer is not required to submit any notice, report or other filing with, or obtain the consent, approval or authorization of, any Governmental Authority or any other party or Person in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.05    Absence of Litigation. There is no Proceeding of any kind pending, or to Buyer's knowledge, threatened, against Buyer, Parent or any of their Affiliates which contests the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 5.06    Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

Section 5.07    Financial Ability; Solvency. Buyer has cash on hand, or access through existing credit facilities of Buyer or any its Affiliates to cash, in an aggregate amount sufficient to enable it to timely pay the Purchase Price described in this Agreement and to pay its related fees and expenses. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Affiliates.

ARTICLE VI

CERTAIN COVENANTS OF THE PARTIES

Section 6.01    Efforts. Following the Closing, each Party shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.02    Confidentiality. Following the Closing, Seller and each Shareholder will keep confidential, not use for any purpose other than the transaction contemplated by this Agreement (including the enforcement of its rights hereunder) and tax reporting required by applicable Law, and not directly or indirectly reveal, report, publish, disclose or transfer any non-public, confidential or proprietary information, other than to its respective authorized representatives who have a need to know such information, (a) with respect to Buyer in connection with this Agreement and the negotiations preceding this Agreement, including the amount of the Purchase Price, and (b) concerning the Company or the Business (the “Confidential Information”). Notwithstanding the foregoing limitations, Seller and the Shareholders will not be required to keep confidential any Confidential Information that (i) is known or available through other lawful sources that are not known to the Seller Parties to be bound by a confidentiality obligation, directly or indirectly, with Buyer or its Affiliates or who are otherwise prohibited from disclosing such information; (ii) is or becomes publicly known through no fault of Seller, any Shareholder or their respective authorized representatives; (iii) is required to be disclosed pursuant to Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange), provided Buyer is given reasonable prior notice (if legally permitted); or (iv) relates solely to the income Tax aspects and consequences of the transactions contemplated by this Agreement. If Seller, any Shareholder or any of their respective Affiliates is compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Law, Seller or such Shareholder shall notify Buyer in writing, if permitted, and shall disclose only that portion of such information which Seller or such Shareholder is advised by its counsel in writing is legally required to be disclosed, as ordered by a court of competent jurisdiction or as advised by Seller’s or such Shareholder’s counsel, provided that Seller and/or such Shareholder (at the sole cost of Buyer) shall use reasonable efforts to assist Buyer in seeking to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.03    Restrictive Covenants.

(a)    Neither Seller nor the Shareholders shall, during the period ending three (3) years after the Closing Date, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit their names to be used in connection with any Restricted Business within any portion of Restricted Territory. It is recognized by Seller and each Shareholder that the Restricted Business is expected to be conducted by Buyer and its Affiliates (including the Company) throughout the Restricted Territory and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 6.03(b)) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by Seller or any Shareholder as a passive investment of not more than two percent (2%) of any class of securities of any Person which is engaged in the Restricted Business having a class of securities registered pursuant to Section 12 of the Securities Act.

(b)    Neither Seller nor the Shareholders shall, during the period ending three (3) years after the Closing Date, either directly or indirectly, (i) induce, attempt to induce, solicit, attempt to solicit, encourage or otherwise cause any customer, client, vendor or supplier of the Company or the Business or any prospective customer, client, vendor or supplier of the Company or the Business which the Company was actively marketing at any point during the twelve (12) months prior to the Closing Date to (x) in the case of an active customer, client, vendor or supplier, to terminate or adversely modify its business relationship with the Company or (x) in the case of a prospective customer, client, vendor or supplier, to not become a customer, client, vendor or supplier of the Company or the Business, to terminate or adversely modify its perspective business relationship with the Company or (ii) recruit or solicit the employment or services of any individual who is employed or engaged as an independent contractor by the Company or Seller in connection with the Business or, within the past twelve (12) months has been employed or engaged as an independent contractor by the Company or Seller in connection with the Business; provided, however, that publication of general solicitations not targeted to any such employee or independent contractor shall not constitute inducement for purposes of this Section 6.03(b). Additionally, following the Closing and for a period of three (3) years immediately thereafter, neither Seller nor the Shareholders shall make or publish any statement or communication that is disparaging with respect to the business of the Company, Buyer or the Business.

(c)    Buyer acknowledges and understands that (i) Seller is an operating company in the business of distributing educational related products and services to value-add resellers and collegiate retailers throughout the United States and Canada (“Seller Operations”) (which products may include ancillary software products and which products are currently being sold to current customers of the Company) and (ii) that Bernier and Hulan will continue to own Seller after Closing and Bernier will continue to operate Seller after Closing.  Notwithstanding anything in this Agreement to the contrary, the Parties agree that such continued ownership by Bernier and Hulan and such continued participation in and operation of the Seller Operations will not violate, in any respect, the provisions contained in this Agreement; provided, that (x) the Seller Operations do not include the distribution of reseller products to the prohibited vendors set forth on Schedule 6.03(c), and (y) Seller and Bernier do not expand the current Seller Operations where such expansion is otherwise a breach Sections 6.03(a) or (b) (including through involvement with any Restricted Business other than the Seller Operations).

(d)    Seller and each Shareholder acknowledges that a breach or threatened breach of this Section 6.03 or Section 6.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or any Shareholder of any such obligations set forth in Section 6.02 or Section 6.03, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)    Seller and each Shareholder acknowledges that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby. In the event that any covenant contained in this Section 6.03 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.04    Releases.

(a)    In consideration of and effective as of the Closing, Seller and each Shareholder, on behalf of itself and each of its respective successors and assigns (collectively, “Seller Releasing Parties”), hereby unconditionally and irrevocably and forever releases and discharges the Company and its respective successors and assigns, and any present or former directors, managers, officers, equity holders, employees, representatives or agents of the Company (each, a “Buyer Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, Losses, proceedings, covenants, suits, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that any Seller Releasing Party ever had, now has or ever may have or claim to have against any Buyer Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing (including in respect of the management or operation of the Company), subject to the last sentence of this Section 6.04(a). Subject in all cases to the last sentence of this Section 6.04(a), the Seller Releasing Parties agree that neither Seller Releasing Parties nor any of their respective successors and assigns shall make any claims for indemnification against any Buyer Released Party by reason of the fact that such Seller Releasing Party or their respective successors and assigns was an equityholder, director, manager, officer, employee or agent, directly or indirectly, of the Company (whether such claim is for Losses or otherwise), and with respect to any claim for indemnification brought against the Seller or Shareholders under Article VII in this Agreement, Seller and the Shareholders hereby acknowledge and agree that they shall have no claims or right to contribution or indemnity from the Company with respect to any amounts paid by them in connection therewith. Notwithstanding the preceding sentences in this Section 6.04(a), nothing herein will constitute a release, discharge or waiver of (i) any right of a D&O Indemnitee to exercise its right of indemnification under the Organizational Documents or the Tail Policies (but subject to Section 6.08(e)), (ii) claims that cannot be waived under Law, and/or (iii) any rights such Seller Releasing Party has against Buyer under this Agreement or the other instruments to be executed and/or delivered at Closing by such Party pursuant to this Agreement.

(b)    As an inducement to Seller and the Shareholders to consummate the transactions contemplated hereby, the consideration set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, on behalf of itself and each of its Affiliates (including the Company) and each of their representatives, successors, and assigns (the "Buyer Releasing Parties"), each hereby fully, unconditionally and irrevocably waive, release and discharge Seller, and its directors, equityholders, officers and employees, from any and all claims, debts, Losses, proceedings, covenants, suits, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity arising out of or related to all Contracts and arrangements pursuant to which the Company received goods or services from, or provided goods or services to, Seller (“Intercompany Released Claims”); and Buyer hereby covenants and agrees that it will not, and will cause its Affiliates (and other Buyer Releasing Parties) not to, directly or indirectly, assert any Intercompany Released Claim or seek to recover any amounts in connection therewith from Seller; provided, nothing in this Section 6.04(b) will constitute a release, discharge or waiver of (i) claims that cannot be waived under Law, and/or (ii) any rights Buyer has against the Seller under this Agreement or the other instruments to be executed and/or delivered at Closing by such Party pursuant to this Agreement.

(c)    Each of the Seller Releasing Parties and Buyer Releasing Parties, on behalf of themselves and each of their respective successors and assigns, understand the significance of the release set forth in this Section 6.04 of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledge and agree that this waiver is an essential and material term of this Agreement. Each of the Seller Releasing Parties and Buyer Releasing Parties, on behalf of themselves and each of their respective successors and assigns, acknowledge that the other parties are relying on the waiver and release and other agreements provided in this Section 6.04 in connection with entering into this Agreement and that this Section 6.04 is intended for the benefit of, and to grant third-party rights to Buyer and its Affiliates (including the Company) and Seller and its directors, equityholders, officers and employees to enforce the provisions of this Section 6.04.

Section 6.05    Access.

(a)    For a period of five (5) years after the Closing, upon reasonable notice, Seller will give, or cause to be given, to representatives of Buyer and permission to copy, at Buyer’s expense, during normal business hours, books and records relating to periods prior to the Closing and access to employees, to the extent reasonably requested by Buyer in connection with financial reporting matters, audits, legal proceedings, employee benefit claims, governmental investigations and other reasonable business purposes related to the fact of its ownership of the Company or the Business.

(b)    In the event and for so long as Buyer actively is pursuing an affirmative recovery or contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand of any third party in connection with this Agreement or the transactions contemplated thereby, or any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction occurring on or prior to the Closing Date and involving the Company or the Business, Seller will use reasonable efforts to cooperate with Buyer and its counsel in the pursuit, contest or defense as may be reasonably requested (at Buyer's sole cost and expense).

(c)    Notwithstanding the foregoing, the provisions of this Section 6.05 shall not apply with respect to any claim or Action for Losses under Article VII of this Agreement and nothing in this Section 6.05 shall require a Party to provide such access or make such disclosure if such access or disclosure would violate applicable Law or would be reasonably likely cause a loss of the attorney-client privilege of such Party.

Section 6.06    Materials Received After Closing. Following the Closing, Buyer and the Company may receive and open all mail, electronic mail and telecopies addressed to Seller or any of its Affiliates and deal with the contents thereof in their discretion. Seller agrees to promptly deliver to the Company all of the mail, electronic mail, telecopies and other information related to the Company or the Business received by Seller following the Closing. Seller shall cooperate with Buyer and the Company, and take such actions as Buyer or the Company reasonably requests, to assure that customers of the Company and the Business send their remittances directly to Buyer.

Section 6.07    Accounts Receivable; Accounts Payable.

(a)    After the Closing, (i) Buyer agrees to promptly remit to Seller all amounts collected or otherwise received with respect to the Accounts Receivable of the Business as of immediately prior to the Calculation Time; and (ii) Seller agrees to promptly remit to the Company all amounts collected or otherwise received with respect to the Accounts Receivable of the Business as of immediately after to the Calculation Time. For the avoidance of doubt, Buyer shall be considered the nominee of Seller with respect to any payment received or identified after the Closing described in Section 6.07(a)(i) and any amounts with respect thereto shall be reported as taxable income of Seller in the applicable taxable period (or portion thereof) beginning after the Closing Date and Seller shall be considered the nominee of the Company and its Affiliates with respect to any payment received or identified after the Closing described in Section 6.07(a)(ii) and any amounts with respect thereto shall be reported as taxable income of the Company in the applicable taxable period (or portion thereof) beginning after the Closing Date.

(b)    After the Closing, (i) Buyer agrees to promptly send to Seller all invoices or other bills received with respect to the Accounts Payable of the Business as of immediately prior to the Calculation Time, which invoices or other bills Seller agrees to timely satisfy, and (ii) Seller agrees to promptly send to the Company all invoices or other bills received by Seller with respect to the Accounts Payable of the Business as of immediately after to the Calculation Time.

Section 6.08    Tail Insurance.

(a)     Prior to or simultaneously with the Closing, Seller shall cause the Company to purchase a six (6) year extended reporting period endorsement to the Company's currently existing (i) employment practices liability insurance policy and fiduciary liability insurance policy and (ii) directors', managers' and officers' liability insurance, which provide insurance coverage for each of the individuals who were officers, directors, managers or similar functionaries of the Company at or prior to the Closing for the benefit of such individuals with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (such policies, the "Tail Policies"). Premiums and other costs of the Tail Policies shall be borne 100% by Seller as a Seller Transaction Expense.

(b)    For a period of six (6) years after the Closing, Buyer shall not, and shall not permit the Company to, amend, repeal or otherwise modify any provision in the Company's Organizational Documents relating to the exculpation or indemnification of any officers, directors, managers or similar functionaries for the period prior to the Closing if that amendment, repeal or modification would adversely affect the rights of any officers, directors, managers or similar functionaries to the exculpation, indemnification or advancement of expenses for the period prior to the Closing, or if that amendment, repeal or modification would have the effect of impairing the coverage available under the Tail Policies (or an extended reported period endorsement with respect thereto). Buyer agrees and acknowledges that this Section 6.08 shall be binding on Buyer's successors and assigns. Nothing contained herein shall restrict or limit the rights of the Seller Parties to coverage under the Tail Policies, and Buyer will reasonably cooperate with Seller Parties in connection with accessing such coverage.

(c)    If Buyer and the Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall cause proper provisions shall be made so that the successors and assigns of Buyer and the Company shall assume all of the obligations set forth in this Section 6.08.

(d)    The obligations under this Section 6.08 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 6.08 applies (a “D&O Indemnitee”) without the consent of such D&O Indemnitee. The provisions of this Section 6.08 are intended for the benefit of, and will be enforceable by (as express third-party beneficiaries), each current and former officer, director, manager or similar functionary of the Company and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

(e)    Notwithstanding anything contained in this Section 6.08 or Section 6.04(a) to the contrary, the Parties acknowledge and agree that the D&O Indemnitees may only exercise their right of exculpation, indemnification or advancement of expenses under the Organizational Documents against the Tail Policy, and in no event shall the Company or its successors or assigns be responsible or liable for providing any such exculpation, indemnification or advancement of expenses to any D&O Indemnitee.

Section 6.09    Use of Name. Seller shall, and shall cause any of its Affiliates using “Douglas Stewart Software & Services” (the “Name”), to cease and discontinue promptly after the Closing Date, any and all uses of the Name at the expense of Seller, including, as applicable, (i) revising all letterheads, policies and procedures and other internal documents and materials to delete all references to the Name, and (ii) ceasing, and not at any time thereafter, holding itself out as having any affiliation or association with the Name or Buyer and its Affiliates. Notwithstanding the foregoing, Buyer acknowledges and agrees that Seller's legal name includes “Douglas Stewart” and nothing herein shall impact Seller’s ability to use such name after Closing or otherwise cause (or require) Seller to cease or alter its use of “Douglas Stewart” in the Seller Operations.

Section 6.10    Seller Confidential Information/Buyer Non-Solicitation/Buyer Non-Disparagement.

(a)    Buyer acknowledges and agrees that it has received non-public, confidential and/or proprietary information concerning the Seller Operations (the “Seller Confidential Information”), including without limitation, information relating to Seller's financial information, pricing, margins, customers and vendors. Following the Closing, Buyer shall, and shall cause its Affiliates to, keep confidential, not use for any purpose, and not directly or indirectly reveal, report, publish, disclose or transfer any Seller Confidential Information. If Buyer or any of its respective Affiliates is compelled to disclose any Seller Confidential Information by judicial or administrative process or by other requirements of Law, Buyer shall notify Seller in writing, if permitted, and shall disclose only that portion of such information which Buyer is advised by its counsel in writing is legally required to be disclosed, as ordered by a court of competent jurisdiction or as advised by Buyer's counsel, provided that Buyer (at the sole cost of Seller) shall use reasonable efforts to assist Seller in seeking to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing limitations, Buyer and its Affiliates will not be required to keep confidential any Seller Confidential Information that (i) is known or available through other lawful sources that are not bound by a confidentiality obligation, directly or indirectly, with Seller or otherwise prohibited from disclosing such information; (ii) is or becomes publicly known through no fault of Buyer, its Affiliates or their respective authorized representatives; or (iii) is required to be disclosed pursuant to Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange).

(b)    For a period of thirty six (36) months immediately following the Closing, Buyer shall not, and shall not permit any of its Affiliates (whether now or hereafter existing) to, directly or indirectly, in any capacity, (i) contact, solicit, service or communicate or attempt to contact, solicit, service or communicate with [***] for any purpose related to the provision of hardware or other products in the education sector that are competitive (directly or indirectly) with those currently offered by Seller (e.g., [***]); or (ii) request, advise, induce, influence or communicate or attempt to request, advise, induce, influence or communicate with any of [***] to discontinue, reduce, modify, withdraw, curtail or cancel any of their business or relations with Seller.

(c)    Following the Closing and for a period of three (3) years immediately thereafter, Buyer nor its Affiliates shall make or publish any statement or communication that is disparaging with respect to the business of Seller.

Section 6.11    Shared Contracts. Schedule 6.11(a) sets forth a list of the material Contracts that are shared between Seller and the Company (where "shared" means the Company or the Business is currently benefiting from or otherwise accessing the services provided thereunder (i) but the Company is not a counterparty to such Contract or (ii) both the Company and Seller are parties to the underlying Contract) (the "Shared Contracts"). Following the Closing, Seller shall (a) use commercially reasonable efforts to remove the Company as a party to the Shared Contracts set forth on Schedule 6.11(a), (b) use commercially reasonable efforts to assign to the Company the Shared Contracts set forth on Schedule 6.11(b) and (c) reasonably cooperate with Buyer, at Buyer's sole expense, in any efforts to cause the Company to enter into new Contracts with the counterparties to the Shared Contracts set forth on Schedule 6.11(c). The Parties acknowledge, agree and understand that the Shared Contracts are currently used in the Business, but will remain with Seller, and, except as set forth in the Shared Services Agreement, Buyer (and the Company) will no longer benefit from or otherwise have access to the services provided thereunder.

Section 6.12    Debt-Like Items. Following the Closing, Buyer shall pay and satisfy when due any Debt-Like Items set forth in the Estimated BS Differential.

Section 6.13    No Other Representations and Warranties; Access and Investigation; Non-Reliance.

(a)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES EXPRESSLY SET FORTH IN SECTION 3 AND SECTION 4 OF THIS AGREEMENT (AS QUALIFIED BY THE DISCLOSURE SCHEDULE), NONE OF THE COMPANY, SELLER, ANY SHAREHOLDER OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS, THE COMPANY, A SELLER PARTY OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES, BUSINESSES OR OPERATIONS.

(b)    Buyer acknowledges and agrees that it has had access to and the opportunity to review all of the documents and other properties and assets of the Company and the Business which the Buyer and its representatives have desired and requested to see and/or review, and has been afforded access to the books and records, facilities and officers, directors, employees and other representatives of the Company and the Business for purposes of conducting a due diligence investigation with respect thereto. Buyer further acknowledges and agrees that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its business.

(c)    Buyer acknowledges and agrees that the representations and warranties of the Seller Parties expressly set forth in Section 3 and Section 4 of this Agreement (as qualified by the Disclosure Schedule) constitute the sole and exclusive representations and warranties of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise of the Company, any Seller Party, or any of their respective Non-Recourse Parties with respect to the Business, Seller, the Company, their business, assets, liabilities, prospects, operations or otherwise in connection with this Agreement or the transactions contemplated hereby.

(d)    In making its determination to proceed with the transactions contemplated by this Agreement, Buyer acknowledges and agrees that (i) it has relied solely on the results of such independent investigation and verification and on the representations and warranties of the Seller Parties expressly set forth in Section 3 and Section 4 (as qualified by the Disclosure Schedule), and (ii) it has not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise of any of the Company, a Seller Party or any of their respective equityholders, directors, officers or other agents (1) as to any matter concerning the Business, Seller, the Company, their business, assets, liabilities, prospects and operations or (2) in connection with this Agreement or the transactions contemplated by this Agreement, or (3) with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) Buyer in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, estimates, forecasts, forward-looking statements or other materials made available to Buyer in certain "data rooms" or presentations, including "management presentations").

Section 6.14    Employee Benefits Matters. Following the Closing and pursuant to the terms of the Shared Services Agreement, Seller shall reasonably cooperate with Buyer to facilitate direct rollovers (including of outstanding loan balances) from Seller’s 401(k) plan to Buyer’s 401(k) plan for those participants who wish to rollover their funds.

ARTICLE VII

INDEMNIFICATION

Section 7.01    Obligations of Seller and the Shareholders. As consideration for the commitment of Buyer hereunder, subject to the conditions and limitations set forth in this Article VII, Seller and each Shareholder, jointly and severally, hereby agrees to indemnify and hold harmless Buyer, the Company (following the Closing) and each of their respective Affiliates, managers, officers, agents and employees (each a “Buyer Indemnified Person”) from and against any loss, damage, injury, liability, demand, settlement, judgment, award, fine, penalty, cost, charge or expense (including any expert fee, accounting fee or advisory fee and the reasonable fees of counsel and all other reasonable expenses paid or incurred by any such Person in connection with investigating, preparing or defending any Proceeding) (each, a “Loss”), to which such Buyer Indemnified Person suffered, incurred or paid as a result of, or based upon or arising out of any of the following:

(a)    any inaccuracy in or breach of any representation or warranty made by Seller or any Shareholder under Section 3 or Section 4 of this Agreement;

(b)    any breach or nonperformance of any covenant or agreement made or to be performed by Seller or any Shareholder in this Agreement;

(c)    any unpaid Indebtedness of the Company existing as of immediately prior to the Closing;

(d)    any Seller Transaction Expenses outstanding as of the Closing;

(e)    (i) subject in all respects to Section 6.11, the Shared Services Agreement and the disclosure items set forth on Schedule 4.06 of the Disclosure Schedule, any failure of Seller to properly contribute or assign all or any portion of an asset or property relating to the Business to the Company prior to the Closing, and (ii) Seller's improper contribution or assignment of all or any portion of any asset or property not relating to the Business to the Company prior to the Closing;

(f)    (i) all Taxes (or the non-payment thereof) of Seller, (ii) all unpaid Taxes of or imposed on the Company for any Pre-Closing Tax Period (determined with respect to a Straddle Period in accordance with Section 8.01(c)), (iii) all Taxes of any member of an affiliated group of which the Company or Seller (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Law, (iv) Taxes arising from the Pre-Closing Contribution Agreement and any Transfer Taxes that are the responsibility of the Seller pursuant to Section 8.03, (v) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract, pursuant to any Law, or otherwise, which Taxes relate to an event or transaction occurring before the Closing, and (vi) any Deferred Payroll Taxes, in each case except to the extent that such Taxes are (x) specifically reflected as a liability in the determination of the Final Closing Consideration hereof, or (y) paid by Seller pursuant to Section 8.01 (collectively, the “Pre-Closing Taxes”); and

(g)    the items listed on Schedule 7.01(g).

Section 7.02    Obligations of Buyer. As consideration for the commitment of Seller and the Shareholders hereunder, subject to the conditions and limitations set forth in this Article VII, the Buyer shall indemnify, defend and hold harmless Seller, each Shareholder and each of its and their respective heirs, successors and assigns, and Affiliates, managers, officers, agents and employees (each a “Seller Indemnified Person”) from and against any and all Losses to which such Seller Indemnified Person suffered, incurred or paid as a result of, or based upon or arising out of any of the following:

(a)    any inaccuracy in or breach of any representation or warranty made by Buyer under Section 5 of this Agreement; and

(b)    any breach or nonperformance of any covenant made or to be performed by Buyer or, after the Closing, the Company, in this Agreement.

Section 7.03    Procedure; Payment.

(a)    Each Buyer Indemnified Person and Seller Indemnified Person shall be referred to herein as an “Indemnified Person.” Any Indemnified Person seeking indemnification with respect to any actual or alleged Loss shall give written notice (each, an "Indemnification Claim Notice") to the Person from whom indemnification is sought (each, an “Indemnifying Person”) promptly (and in any event within thirty (30) days) after the Indemnified Person becomes aware of such Loss, specifying in reasonable detail the basis on which indemnification is sought and the amount of the asserted Losses and method of computation thereof, and, in the case of a Third Party Claim, such other relevant information that the Indemnified Person may have in his, her or its possession regarding such claim, including a copy of all papers served on or received by the Indemnified Person with respect to such Third Party Claim, if any. Failure to provide the applicable Indemnification Claim Notice within thirty (30) days, however, will not affect the Indemnified Person’s rights to indemnity under this Article VII from the Indemnifying Person, unless the Indemnifying Person can show material prejudice resulting from such failure and then only to the extent of such material prejudice (provided that the Indemnifying Person shall have no liability whatsoever under this Article VII or otherwise if notice of a Loss or claim was not provided within the applicable survival period relating to such Loss or claim as set forth in Section 7.04). The Indemnifying Person shall, within thirty (30) days after his, her or its receipt of an Indemnification Claim Notice, notify the Indemnified Person in writing as to whether the Indemnifying Person admits or disputes the claim described in the notice. If the Indemnifying Person gives written notice that he, she or it admits the indemnification claim described in such Indemnification Claim Notice, or if the Indemnifying Person fails to notify the Indemnified Person within such thirty (30) day period that he, she or it either admits or disputes such claim for indemnification, then the Indemnified Person shall be entitled to indemnification pursuant to the provisions of this Article VII, and subject to the limitations hereof, with respect to the Losses arising out of or related thereto. If the Indemnifying Person notifies the Indemnified Person in writing that he, she or it disputes such claim for indemnification, or that he, she or it admits the entitlement of the Indemnified Person to indemnification under this Article VII with respect thereto but disputes the amount of the Losses in connection therewith, then in either of such cases, the indemnification claim described in such Indemnification Claim Notice shall be a disputed indemnification claim that must be resolved by settlement between the Indemnified Person and the Indemnifying Person, or by proceedings commenced and finally adjudicated in the courts set forth in Article IX. Unless otherwise mutually agreed by the Indemnified Person and the Indemnifying Person, amounts which the Indemnified Person is entitled to receive from the Indemnifying Person pursuant to this Article VII shall be paid in accordance with Section 7.03(f).

(b)    If any Loss is asserted by any third party against any Indemnified Person (“Third Party Claim”) for which such Indemnified Person intends to seek indemnification under this Article VII, the Indemnifying Person shall have the right, unless otherwise precluded by this Section 7.03(b), to conduct and control the defense, compromise or settlement of the Third Party Claim, including any Proceeding, charge, claim, demand, injunction, order, decree, ruling or other claim giving rise to such claim (an “Action”) or threatened Action brought against the Indemnified Person in respect of such Third Party Claim, subject to the following:

(i)    The Indemnifying Person must consult with the Indemnified Person with respect to the handling of such Third Party Claim and the Indemnifying Person must employ counsel reasonably satisfactory to the Indemnified Person (which approval may not be unreasonably withheld, delayed or conditioned).

(ii)    The Indemnifying Person must not settle, compromise or consent to judgment regarding any Action with respect to such Third Party Claim without the express written consent of the Indemnified Person (which consent may not be unreasonably withheld, delayed or conditioned); provided, that the Indemnified Party’s prior written consent shall not be required if all of the following conditions are satisfied in respect of a settlement or compromise or consent to judgment (as applicable): (A) any amount payable thereunder is entirely indemnifiable by the Indemnifying Party pursuant to this Article VII, (B) it includes as an unconditional term thereof the giving by the Person or Persons asserting the Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim, (C) it does not contemplate an injunction or other equitable relief against the Indemnified Party, and (D) it is to be kept confidential.

(iii)    The Indemnifying Person shall not be entitled to assume control of any Third Party Claim if: (A) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation, investigation or civil enforcement proceeding; (B) the Indemnified Person has been advised by legal counsel that there is a conflict of interest between the Indemnified Person and the Indemnifying Person in the connection with the defense of such Third Party Claim (other than an inherent conflict resulting from the indemnification provided hereunder) and the Indemnified Party has reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party; (C) the claim seeks an injunction or equitable relief against the Indemnified Person; or (D) the Third Party Claim is asserted by a customer or supplier of the Company. With respect to the Actions that are the subject of this paragraph (iii), the Indemnifying Person shall have the right to retain its own counsel (but the expenses of such counsel shall be at the expense of the Indemnifying Person) and participate therein.

(c)    Subject to the foregoing, if the Indemnifying Person elects to assume and control the defense of a Third Party Claim, it will provide notice thereof within thirty (30) days after the Indemnified Person has given its Indemnification Claim Notice. In such circumstances, the Indemnified Person shall have the right to employ counsel separate from counsel employed by the Indemnifying Person in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the expense of the Indemnified Person unless (x) the employment thereof has been specifically authorized by the Indemnifying Person in writing and the Indemnifying Person has agreed in writing to pay such fees and expenses or (y) the Indemnifying Person has failed to assume the defense and timely employ counsel. If the Indemnifying Person disputes the right of an Indemnified Person to indemnification under this Article VII with respect to the full amount of any Third Party Claim, then in such event: (i) the Indemnified Person may elect to control and defend the Third Party Claim with counsel of its choice; (ii) the Indemnified Person shall defend such Third-Party Claim in good faith and shall apprise the Indemnifying Person from time to time of the progress of such defense; (iii) the Indemnified Person may enter into a settlement thereof upon seeking or obtaining approval of the Indemnifying Person (which approval shall not be unreasonably withheld, delayed or conditioned); and (iv) the amount of the Losses incurred by the Indemnified Person in connection with such Third Party Claim and the Indemnified Person’s right to indemnification under this Article VII with respect thereto, shall be a disputed indemnification claim to be resolved by settlement between the Indemnified Person and the Indemnifying Person, or by proceedings commenced in an appropriate court of competent jurisdiction by either the Indemnifying Person or the Indemnified Person, or by any other mutually agreeable method.

(d)    If the Indemnifying Person elects to assume and control or participate in the defense of any Third Party Claim, the Indemnified Person shall (i) not compromise or settle, or consent to the entry of a judgment with respect to, the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned); and (ii) take all commercially reasonable efforts necessary to assist the Indemnifying Person in such defense and shall use commercially reasonable efforts to make available to the Indemnifying Person any witnesses, books, records or other documents within its control that are necessary or appropriate for such defense and shall otherwise cooperate in the defense.

(e)    If the Indemnifying Person elects not to undertake the defense of a Third Party Claim or is not entitled to undertake the defense of a Third Party Claim and Indemnified Party undertakes and controls the defense of the Third Party Claim, (i) the Indemnified Party shall not compromise or settle, or consent to the entry of a judgment with respect to, the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided that such consent shall not be required if such compromise or settlement, or judgment (A) does not impose any obligation or restriction upon the Indemnifying Party or its Affiliates, (B) does not involve a finding or admission of any violation of Law or any other liability on the part of any Indemnifying Party or its Affiliates, (C) includes as an unconditional term thereof the giving by each claimant or plaintiff (and other third party involved in such Third Party Claim) to such Indemnifying Party of a full, unconditional and irrevocable release from all Liability with respect to such Third Party Claim, and (D) is to be kept confidential, and (ii) the Indemnifying Party shall provide the Indemnified Party with reasonable cooperation in the defense of the Third Party Claim; provided, however, the Indemnifying Party shall not be required to provide any such cooperation to the extent that such cooperation would, based on the reasonable advice of outside counsel, violate the terms of any unrelated third-party Contract or Law or could reasonably be expected to result in the waiver or loss of attorney-client work product or similar privilege.

(f)    Upon final determination of the amount due to an Indemnified Person under this Article VII (whether by agreement between the Indemnifying Person and the Indemnified Person or after a settlement agreement is executed or a final non-appealable order is rendered by a court of competent jurisdiction with respect to the respect to a matter for which indemnification is sought) (such final amount, an “Indemnification Amount”) with respect to a matter for which indemnification is sought, the Indemnifying Person shall promptly (and in any event, not later than ten (10) Business Days after such determination) pay the Indemnification Amount, by wire transfer or delivery of other immediately available funds, to an account designated by the Indemnified Person subject to the limitations specifically set forth in this Article VII. Notwithstanding the foregoing, if Seller is the Indemnifying Person, satisfaction of the Indemnification Amount shall be subject to Section 7.05. Any payments made pursuant to this Article VII shall be treated hereto as an adjustment to the Purchase Price.

(g)    After delivery of an Indemnification Claim Notice, so long as any right to indemnification exists pursuant to this Article VII, the affected parties each agree to retain all books and records related to such claim. Any information or documents delivered to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable Law, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall require its representatives not to disclose any such information which is otherwise required hereunder to be kept confidential).

Section 7.04    Limitations on Indemnification.

(a)    Survival Period. Intending to contractually shorten certain of the applicable statute of limitations, the Parties agree as follows:

(i)    other than the Fundamental Representations and the Statutory Representations, the representations and warranties made by the Seller Parties in Section 3 and Section 4 of in this Agreement (such representations and warranties, the "Non-Fundamental Representations") shall survive the Closing and shall continue in full force and effect until the date that is eighteen (18) months immediately following the Closing Date (the “General Survival Date”), and none of the Seller Parties shall have liability with respect to, and neither Buyer nor any other Buyer Indemnified Party may bring a claim for, indemnification with respect thereto under Section 7.01(a) if an Indemnification Notice has not been provided by the General Survival Date;

(ii)    the representations and warranties made by the Seller Parties in Section 3.01 (Organization; Power and Capacity), Section 3.02 (Authorization; Valid and Binding Agreement), Section 3.03 (No Breach), and Section 3.04 (Ownership) of this Agreement and the representations and warranties made by the Seller Parties in Section 4.01 (Organization; Power and Capitalization), Section 4.02 (Subsidiaries), Section 4.03(a), (b)(i), (b)(ii) and (b)(iv) (No Breach), Section 4.04(d) (Accounts Receivable; Accounts Payable), and Section 4.21 (Brokerage) (collectively, the “Fundamental Representations”) shall survive the Closing and shall continue in full force and effect until the date that is sixty (60) months immediately following the Closing Date, and none of the Seller Parties shall have liability with respect to, and neither Buyer nor any other Buyer Indemnified Party may bring a claim for, indemnification with respect thereto under Section 7.01(a) if an Indemnification Notice has not been provided by such survival date;

(iii)    the representations and warranties of the Seller Parties in Section 4.07 (Tax Matters) and Section 4.11 (Employee Benefit Plans) of this Agreement (the “Statutory Representations”), shall survive the Closing continue and remain in full force and effect until the date that is sixty (60) days after the expiration of the applicable statute of limitations, and none of the Seller Parties shall have liability with respect to, and neither Buyer nor any other Buyer Indemnified Party may bring a claim for, indemnification with respect thereto under Section 7.01(a) if an Indemnification Notice has not been provided by such survival date;

(iv)    the representations and warranties of Buyer in Article V shall survive the Closing and shall continue in full force and effect until the date that is sixty (60) months immediately following the Closing Date, and Buyer shall not have liability with respect to, and neither the Seller Parties nor any other Seller Indemnified Party may bring a claim for, indemnification with respect thereto under Section 7.02(a) if an Indemnification Notice has not been provided by such survival date; and

(v)    all covenants and agreements made by the Parties to this Agreement shall survive the Closing in accordance with their respective terms and, if no term is specified, until the date that is sixty (60) days after the full period of time contemplated for bringing a claim under the applicable statute of limitations.

Notwithstanding anything in this Section 7.04(a), (A) if, prior to the expiration of the General Survival Date or such other applicable survival period, an Indemnified Party shall have delivered to the Indemnifying Party an Indemnification Claim Notice, such claim described therein shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof and (B) the survival periods shall not apply to any claims or Actions brought under this Article VII for Losses relating to Fraud or Sections 7.01(c)-(g), which shall continue in full force and effect and survive indefinitely.

(b)    Basket. A Buyer Indemnified Party shall not be entitled to indemnification from the Seller Parties under Section 7.01(a) for breaches of the Non-Fundamental Representations unless the aggregate amount of the indemnification obligations of the Seller Parties thereunder for breaches of Non-Fundamental Representations exceeds $202,566.00 (the "Basket"), in which event the Buyer Indemnified Parties shall, subject to the other limitations set forth in this Article VII, be entitled to indemnification for all such Losses from the first dollar. Notwithstanding the foregoing, the Basket shall not apply to any indemnification obligations for Losses resulting from Fraud.

(c)    Caps.

(i)    Notwithstanding anything to the contrary set forth herein, in no event shall the aggregate amount of indemnification payments made by the Seller Parties (or any one of them) under Section 7.01(a) for breaches of any Non-Fundamental Representations exceed $2,025,660.00, except in the case of indemnification obligations for Losses resulting from Fraud.

(ii)    Notwithstanding anything to the contrary set forth herein (but subject to Section 7.04(c)(i)), in no event shall the aggregate amount of all indemnification payments made by any Seller Party under this Article VII for Losses exceed the sum of the Base Purchase Price plus any Earnout Payment that becomes due and payable, except in the case of indemnification obligations for Losses resulting from Fraud.

(d)    De Minimis Amount. A Buyer Indemnified Party shall not be entitled to indemnification from the Seller Parties under Section 7.01(a) for breaches of the Non-Fundamental Representations for any individual item, or group of related or similar items, in each case, arising out of the same event or circumstance, where the Losses related thereto are less than $10,000 (the "De Minimis Amount"); provided, however, that if the Losses related thereto equal or exceed the De Minimis Amount, then the Buyer Indemnified Party shall be entitled to indemnification in full for all such Losses (subject to the other limitations set forth in this Article VII).

(e)    Further Limitations. The Indemnified Parties shall not be entitled to indemnification under this Agreement to the extent of any insurance proceeds actually received by the applicable Indemnified Persons in connection with the facts giving rise to such indemnification (net of the costs of recovery, including deductible and any increases in insurance premium); provided, however, that the foregoing shall not be construed as a requirement that the Indemnified Persons seek recourse under the Tail Policies prior to seeking recourse from the Indemnifying Persons.

(f)    No Duplicate Recovery. The amount of any indemnification payable under this Article VII on account of any Losses shall be calculated (i) net of any amount recovered from the Seller Parties pursuant to Section 1.02 with respect to the same event or circumstance underlying the claim for indemnification and (ii) without duplication of recovery by reason of the state of facts giving rise to Losses constituting a breach of more than one representation, warranty, covenant or agreement hereunder.

Section 7.05    Setoff; Collection Principles.

(a)    Subject to the limitations and provisions contained in this Article VII, any Losses for which a Buyer Indemnified Party is entitled to receive from the Seller Parties in respect of the indemnification obligations set forth in this Article VII shall be recovered in the following order: (i) first, from the Indemnity Escrow Amount until such amount has been made subject to a good faith claim or distributed in accordance with the terms of the Escrow Agreement, (ii) second, by setoff against any Earn-Out Payment that is due and payable to Seller (subject to Section 7.05(b)) until such amount has been made subject to a good faith claim or paid to Seller, (iii) third, from the Contingency Escrow Amount until such amount has been made subject to a good faith claim or distributed in accordance with the terms of the Escrow Agreement, and (iv) directly from Seller Parties for the remaining amount of the applicable Losses.

(b)    Notwithstanding anything to the contrary contained in this Agreement, but subject to the limitations set forth in this Section 7.05 and elsewhere in this Agreement, if the Seller Parties fail to pay when due any Indemnification Amount (such unpaid portion, a “Seller Payment”), Buyer shall have the right, in Buyer’s sole discretion, to satisfy the amount of such Seller Payment (and no other amount) by set-off, offset, and reduction of any and all of the Earn-Out Payment then due and payable. If Buyer intends to exercise its rights under this Section 7.05(b), it shall first provide written notice to the Seller at least five Business Days prior to such set-off. For the avoidance of doubt, Buyer shall be obligated to timely pay the remainder of the Earn-Out Payment that may be due and not subject to the setoff under this Section 7.05(b).

(c)    Neither the exercise of nor the failure to exercise such right of setoff or offset will constitute an election of remedies or limit any Buyer Indemnified Person in any manner in the enforcement of any other remedies that may be available to any Buyer Indemnified Person.

Section 7.06    Remedies.

(a)    Except as otherwise expressly provided herein, no delay of, or omission in, the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

(b)    For purposes of calculating the amount of Losses to which the Buyer Indemnified Persons or the Seller Indemnified Persons are entitled under this Article VII, and for purposes of determining whether a representation or warranty has been breached), the terms “material,” “materiality,” and “material adverse effect”, and other words of similar meaning or import, will be disregarded.

Section 7.07    Certain Damages. No Party shall have any liability under any provision of this Agreement for, and the amount of Losses shall not include (a)(i) any consequential or special damages, or (ii) damages relating to diminution in value (expect for direct damages), except, in each case, [y] to the extent reasonably foreseeable, or [z] if awarded against any Indemnified Party resulting from a Third Party Claim; or (b) any punitive damages; provided, however, that the limitations set forth in this Section 7.07 shall not apply to an award of punitive damages against any Indemnified Party resulting from any Third Party Claim.

Section 7.08    Exclusive Remedy. Subject to Sections 1.02(d), 1.03(c), Section 1.04(e) and 9.15, the Parties acknowledge and agree that, from and after the Closing, the indemnification provisions in this Article VII shall be each Parties' (and their Indemnified Party's) sole and exclusive remedy against the other Parties (and such other Parties' Indemnified Parties), with respect to any and all claims or Actions relating (directly or indirectly) to the subject matter of this Agreement, the transactions contemplated hereby and/or the Company or the operation of the Business prior to Closing, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether in contract or tort, or whether at law or in equity, on public policy grounds, under any Law).

Section 7.09    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE VIII

TAX MATTERS

Section 8.01    Responsibility for Filing Tax Returns.

(a)    Periods Ending On or Before the Closing Date. Seller shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns for the Company for all periods ending on or prior to the Closing Date, which are required to be filed on or after the Closing Date. Any Tax Returns filed pursuant hereto shall be prepared in a manner consistent with the past custom and practice of the Company, unless otherwise required by applicable Laws or this Article VIII. No later than thirty (30) days prior to the due date for filing such Tax Return (including any applicable extensions), or, in the case of Tax Returns filed on a more frequent than annual basis, as soon as reasonably practicable but at least five (5) days prior to the due date for filing such Tax Return, Seller shall (i) deliver or cause to be delivered to Buyer such Tax Return, (ii) permit Buyer to review and comment on such Tax Return and (iii) consider in good faith any reasonable comments that are made by Buyer. Any Taxes of the Company shown on such Tax Returns shall be paid by Seller, except to the extent that such Taxes are reflected as a liability in the final determination of the Final Closing Consideration pursuant to Section 1.02 hereof.

(b)    Straddle Periods. To the extent that any Tax Returns of the Company relate to any Straddle Period, Buyer shall prepare, or cause to be prepared, such Tax Returns, and timely file or cause to be timely filed any such Tax Returns. No later than thirty (30) days prior to the due date for filing such Tax Return (including any applicable extensions), or, in the case of Tax Returns filed on a more frequent than annual basis, as soon as reasonably practicable but at least five (5) days prior to the due date for filing such Tax Return, Buyer shall (i) deliver or cause to be delivered to Seller such Tax Return, (ii) permit Seller to review and comment on such Tax Return and (iii) consider in good faith any reasonable comments that are made by Seller. Any Pre-Closing Taxes shown on such Tax Returns shall be paid by Seller, except to the extent that such Taxes are reflected as a liability in the final determination of the Final Closing Consideration pursuant to Section 1.02 hereof.

(c)    Straddle Period Allocation. For the sole purpose of apportioning any Tax relating to any Straddle Period and that is based on or measured by income, receipts, profits, or wages or imposed in connection with any specifically identifiable transaction or event, Buyer shall cause the Company, to the extent permitted by applicable Law, to elect with the relevant Governmental Authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company. In the case where applicable Law does not permit the Company to treat the Closing Date as the last day of a taxable period, Taxes relating to the relevant Straddle Period shall for purposes of this Agreement be attributable to the portion of such Straddle Period ending on the Closing Date in an amount equal to: (i) in the case of any gross receipts, income, sales, use, payroll, employment or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on the Closing Date, as determined on the basis of a deemed closing of the books and records of the Company at the end of the Closing Date and (ii) in the case of any Taxes other than those described in clause (i), the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(d)    Deferred Revenue. Seller and Buyer acknowledge and agree that, for applicable U.S. federal and state income Tax purposes, Seller will recognize deferred revenue attributable to the Company (if any) as of immediately prior to the Closing, and will not take any U.S. federal or state income Tax reporting position that could cause Buyer to be deemed to recognize taxable income on any such deferred revenue in any taxable period beginning after the Closing Date or portion of any Straddle Period beginning after the Closing Date.

Section 8.02    Books and Records; Cooperation. Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 8.01 and in connection with any audit, litigation or other proceeding initiated by a Governmental Authority with respect to Taxes of the Company, including with respect to any Pre-Closing Tax Period. Such cooperation shall include the reasonable furnishing or making available during normal business hours of personnel on a mutually convenient basis and the retention and (upon a Party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation or other proceeding; provided, however, that (a) Buyer and the Company shall not be required to provide Seller any affiliated group Tax Return or portion thereof (including any work papers or related documentation) of Buyer or its Affiliates, and (b) Seller shall not be required to provide Buyer or the Company any Tax Return (including any work papers or related documentation) of Seller. Buyer, the Company and Seller shall (a) retain or cause to be retained all books and records that are in its possession with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period or Straddle Period until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Seller, any extension thereof) of the applicable taxable periods, and abide by all record retention agreements entered into with any Governmental Authority, and (b) give the other Party reasonable written notice before transferring, destroying or discarding any such books and records that relate to the Company and, if the other Party so requests, the Company or Seller, as the case may be, shall allow the other Party to take possession of such books and records. Buyer and Seller shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transaction contemplated hereby).

Section 8.03    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such similar Taxes and fees (including any penalties and interest thereon) incurred in connection with the consummation of the transactions contemplated by this Agreement, and any filing expenses associated therewith (collectively, “Transfer Taxes”), shall be borne and paid equally by Buyer, on the one hand, and by Seller, on the other hand, when due, and the Parties shall cooperate to ensure that the Company files all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

Section 8.04    Tax Sharing Agreements. The Company shall terminate as of the Closing Date any Tax sharing agreements or arrangements under which the Company could have any liability (other than any agreement or arrangement that is a commercial Contract entered into in the ordinary course of business the principal purpose of which is not a Tax matter).

Section 8.05    Intended Tax Treatment; Allocation. For U.S. federal, state, and local income Tax purposes, Buyer and Seller shall treat the sale and purchase of the Membership Interests as contemplated herein as a deemed sale by Seller to Buyer of the assets of the Company. The Final Closing Consideration, together with all other items treated as consideration for federal income Tax purposes (collectively, the “Tax Consideration”), shall be allocated among the assets of the Company in accordance with Section 1060 of the Code, the Treasury Regulations thereunder, and the methodology set forth on Exhibit E (the “Allocation Methodology”). Buyer shall prepare an initial draft allocation of the Tax Consideration applying the Allocation Methodology (the “Purchase Price Allocation”) and deliver a copy thereof to Seller within thirty (30) days of the finalization of the Final Closing Consideration pursuant to Section 1.02 for Seller’s review. If, within thirty (30) days of receipt of the Purchase Price Allocation, Seller has not objected to such Purchase Price Allocation, then the Purchase Price Allocation, as delivered by Buyer, shall be final and binding on all of the Parties. If Seller objects to the Purchase Price Allocation within thirty (30) days of receipt of the Purchase Price Allocation, Seller and Buyer shall negotiate in good faith to resolve any disputed items. If, after thirty (30) days of negotiation Buyer and Seller fail to resolve any such disputed items, such disputed items shall be resolved by the Accountant using the procedures set forth in Sections 1.02(d)(iii)-(iv), applied mutatis mutandis. In resolving such dispute, the Accountant shall be instructed to apply the Allocation Methodology. The allocation of the Tax Consideration, as finally determined under this Section 8.05, shall be final and binding on all of the Parties. The Parties (a) shall file all Tax Returns (including IRS Form 8594, amended Tax Returns and claims for refund) in a manner consistent with the Purchase Price Allocation, as finally determined, (b) shall not, and shall cause their respective Affiliates not to, take any position inconsistent with the Purchase Price Allocation, as finally determined, on any filing or election or upon examination of any such filing or election unless required to do so by a final “determination” within the meaning of Section 1313(a) of the Code, and (c) shall provide the other Party promptly with any other information required to complete IRS Form 8594. If any Governmental Authority disputes the Purchase Price Allocation as provided pursuant to this Section 8.05, the Party receiving notice of the dispute shall promptly notify the other Parties of such dispute. The Purchase Price Allocation as determined hereunder shall be revised in accordance with this Agreement to take into account any subsequent adjustment to the Tax Consideration.

Section 8.06    Tax Contests. If Buyer or the Company receives notice of any audit or other inquiry with respect to Taxes of or with respect to the Company for any Pre-Closing Tax Period (including the pre-Closing portion of a Straddle Period) (each, a “Tax Contest”), Buyer shall promptly inform Seller of such notice. Seller shall manage, control and defend all Tax Contests that (i) relate solely to Taxable periods ending on or before the Closing and (ii) and would not be reasonably expected to have an adverse impact on Taxes of Buyer, the Company and/or any of their Affiliates in any post-Closing Tax Period (or portion thereof) (each, a “Seller Tax Contest”). Seller shall have the right to control any Seller Tax Contest; provided that (a) Buyer, at its expense, shall be entitled to (i) participate in the defense of any such Seller Tax Contest, (ii) attend all proceedings, meetings and calls with respect to such Seller Tax Contest, and (iii) employ counsel of its choice for such purposes, (b) Seller shall keep Buyer reasonably informed of the progress of any such Seller Tax Contest (including by providing Buyer with copies of all material communications with respect to such Seller Tax Contest), (c) Seller shall diligently prosecute such Seller Tax Contest in good faith, (d) Seller shall reasonably demonstrate to Buyer in writing its financial ability to indemnify Buyer with respect to such Seller Tax Contest in accordance with Article VII and (e) Seller shall not, and shall cause the Company not to, settle, discharge, or otherwise dispose of any such Seller Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned, or delayed). Buyer shall manage, control and defend all Tax Contests that are not Seller Tax Contests (each, a “Buyer Tax Contest”) and shall have the right to control any Buyer Tax Contest; provided that (a) Seller, at its expense, shall be entitled to (i) participate in the defense of any such Buyer Tax Contest, (ii) attend all proceedings, meetings and calls with respect to such Buyer Tax Contest, and (iii) employ counsel of its choice for such purposes, (b) Buyer shall keep Seller reasonably informed of the progress of any such Buyer Tax Contest (including by providing Seller with copies of all material communications with respect to such Buyer Tax Contest) and (c) Buyer shall not, and shall cause the Company not to, concede or settle any such Buyer Tax Contest without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned, or delayed). To the extent the provisions of this Section 8.06 conflict with the provisions of Section 7.03, the provisions of this Section 8.06 shall prevail.

Section 8.07    Refunds. Any refund of Taxes (or any credit in lieu thereof) with respect to Taxes that were imposed on the Company for any Pre-Closing Tax Period or taken into account as a liability in the calculation of the Final Closing Consideration (including any interest actually received or credited with respect thereto) (determined with respect to a Straddle Period in accordance with Section 8.01(c)), received in cash or as a credit against cash Taxes otherwise payable (collectively, a “Refund”), shall be the property of Seller. If any Refund is received by Buyer or the Company, Buyer shall pay to Seller an amount equal to such Refund (less any Taxes imposed on such Refund and any related out-of-pocket costs reasonably incurred by the Buyer, the Company or their Affiliates with respect to obtaining and/or receiving such Refund) within thirty (30) days following receipt from the applicable Governmental Authority (or, in the case of any credit claimed in lieu of a refund of Taxes, within a reasonable period of time following the filing of the Tax Return claiming such credit). Notwithstanding the foregoing, (i) no Refunds shall be paid to the Sellers during the pendency of any Tax Contest that may result in an assessment of Taxes against the Buyer, the Company, or their Affiliates and (ii) if Buyer, the Company or any of their Affiliates is required to return any Refund paid to Seller in accordance with this Section 8.07 to the applicable Governmental Authority, the Seller shall return such amount, together with any associated interest imposed by such Governmental Authority and related out-of-pocket costs reasonably incurred by the Buyer, the Company or their Affiliates, no later than ten (10) Business Days after the Buyer provides notice to the Seller that return of such amount is required.

Section 8.08    Certain Tax Matters. Except as otherwise expressly provided herein, without the prior written consent of Seller (which consent shall not be unduly withheld, conditioned, or delayed), Buyer shall not, and shall cause the Company not to, (a) amend or cause the amendment of a Tax Return of the Company with respect to any taxable period ending on or prior to the Closing Date, (b) change an annual accounting period or adopt or change any accounting method of the Company with respect to any taxable period ending on or prior to the Closing Date, (c) file or amend any Tax election concerning the Company that is effective for any taxable period ending on or prior to the Closing Date, (d) extend or waive the applicable statute of limitations with respect to a Tax of the Company for any taxable period ending on or prior to the Closing Date, (e) file any ruling request with any Governmental Authority that relates to Taxes or Tax Returns of the Company for any taxable period ending on or prior to the Closing Date, or (f) initiate or participate in any voluntary disclosure program with any Governmental Authority regarding any Tax (or potential Taxes) or Tax Returns of the Company for any taxable period ending on or prior to the Closing Date.

Section 8.09    Other Tax Matters.

(a)    The Company shall treat any deductions attributable to any Transaction Tax Deductions and all related amounts paid, accrued or accruable on or before the Closing Date as deductible in a Pre-Closing Tax Period to the extent (A) such amounts are economically borne by the Seller and (B) such amounts are permitted as a deduction in a Pre-Closing Tax Period under applicable Laws (on at least a “more likely than not” basis).

(b)    Buyer shall not, and shall cause the Company not to, engage in any transaction after the Closing but on the Closing Date that is outside of the ordinary course of business and not contemplated by this Agreement that would (i) reduce the amount of any Tax refund or Tax credit that is the property of Seller under Section 8.07, (ii) increase the amount of any Taxes Seller is required to pay under Section 8.01, (iii) increase the amount of any Pre-Closing Taxes, or (iv) increase the amount of any Taxes reflected in the calculation of the Closing Consideration.

(c)    Any gains, income, deductions, or other items realized by the Company for U.S. federal, state, and local income Tax purposes with respect to any Buyer Closing Date Transaction shall be treated as occurring on the day immediately following the Closing Date.

ARTICLE IX

MISCELLANEOUS

Section 9.01    Further Assurances. From time to time, as and when requested by any Party and at such requesting Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably request in order to evidence and effectuate the transactions contemplated by this Agreement, including, without limitation, (i) with respect to the termination of any Liens on any of the assets of the Company as of the Closing, (ii) contributing any assets of the Business to the Company not contributed pursuant to the Pre-Closing Assignment Agreement or otherwise not properly contributed to the Company prior to the Closing, and (iii) cooperating and using reasonable efforts to obtain any consents in connection with contracts, leases, licenses or other agreements to which the Company is a party that may have been required in connection with the transactions contemplated by this Agreement that were not obtained prior to the Closing.

Section 9.02    Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or any other announcement or communication to the employees, clients, customers or suppliers of the Company, will be issued or made by any Party without the joint approval of Buyer and Seller, unless required by Law (in the reasonable opinion of counsel), including, without limitation, as required under the Securities Act, in which case Buyer and Seller will have the right to review the press release, announcement or communication prior to its issuance, distribution or publication. Notwithstanding the foregoing, nothing herein shall prohibit any Party from issuing any subsequent press release or public announcement that is consistent with the initial press release or public announcement approved by Buyer and Seller, if any.

Section 9.03    Expenses. Except as otherwise expressly provided herein, each Party shall each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the preparation and negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

Section 9.04    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail (except if not a Business Day then the next calendar day) to the e-mail address set out below, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Buyer:

Climb Global Solutions DSS, LLC

4 Industrial Way West

Eatontown, New Jersey 07724

Attn: Andrew Clark

Email: Drew@ClimbCS.com

with a copy to (which will not constitute notice):

Venable LLP

750 East Pratt Street, Suite 900

Baltimore, Maryland 21202

Attn: W. Bryan Rakes and Molly Merritts-Ricci

Email: wbrakes@venable.com and mrmerritts-ricci@venable.com

Notices to Seller:

The Douglas Stewart Company, Inc.

3862 Galleon Run

Madison, Wisconsin 53718

Attn: Robert Bernier and Charles T. Hulan

Email: rbernier@dstewart.com, Cth25@aol.com

with a copy to (which will not constitute notice):

Reinhart Boerner Van Deuren s.c.

1000 North Water Street, Suite 1700

Milwaukee, WI 53202

Attn: Lawrence J. Burnett; Kathryn K. Westfall

Email: lburnett@reinhartlaw.com; kwestfall@reinhartlaw.com

Section 9.05    Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Parties; provided that, Buyer may assign (a) this Agreement to any Affiliate of Buyer by operation of Law or otherwise or (b) its rights under this Agreement to any financing source of Buyer; provided, in each such case, that Buyer shall remain responsible for its obligations hereunder.

Section 9.06    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and if the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.07    No Strict Construction; Disclosure Schedules. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to sections of this Agreement. Any factor or item disclosed in one section of the Disclosure Schedules will be deemed to incorporate by reference in all other sections of the Disclosure Schedules where the applicability of such disclosure to another section is reasonably apparent based on the face of such disclosure. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The information contained in the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained therein will be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law, breach of contract or acknowledgment of materiality), but rather is intended only to qualify certain representations and warranties in this Agreement and/or to set forth other information required by this Agreement. The Disclosure Schedule shall qualify the representations and warranties set forth in this Agreement and/or set forth other information required by this Agreement, but shall not otherwise vary, change or alter the language of the representations and warranties contained in this Agreement or be interpreted as additional or independent representations or warranties.

Section 9.08    Amendment and Waiver. Any provision of this Agreement may be amended or waived only in a writing signed by the Parties hereto. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 9.09    Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement by, between and among the Parties and supersede any prior understandings, agreements or representations by, between or among the Parties, written or oral, which may have related to the subject matter hereof in any way. The Parties have voluntarily agreed to define their rights, liabilities and obligations in respect of the purchase and sale of the Membership Interests exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated Parties derived from arm’s-length negotiations; all Parties to this Agreement specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The Parties acknowledge and agree that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

Section 9.10    Counterparts. This Agreement may be executed in multiple counterparts (including by means of DocuSign signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument.

Section 9.11    Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 9.12    CONSENT TO JURISDICTION AND SERVICE OF PROCESS. SUBJECT TO SECTION 1.02(D)(III)-(IV) AND SECTION 1.03(C) AND SECTION 1.04(E) AND SECTION 8.05 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND ALL CLAIMS OR CAUSES OF ACTION (WHERE IN CONTRACT OR TORT) RELATING TO THE FOREGOING AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON BUYER BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO BUYER AT ITS ADDRESS AS PROVIDED IN SECTION 9.04.

Section 9.13    WAIVER OF JURY TRIAL. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

Section 9.14    No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except as provided in Section 6.08 (Tail Policies).

Section 9.15    Specific Performance; Other Remedies. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy for such damage. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach of this Agreement, the Parties will each be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, and to seek to specifically enforce the terms and provision of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity. Each Party hereby waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. For the avoidance of doubt, the Parties may challenge the existence of any claimed breach of threatened breach.

Section 9.16    Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of facsimile or e-mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party will re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Section 9.17    Legal Privilege and Other Matters

(a)    . Buyer, for itself, the other Buyer Indemnified Parties and their respective successors and assigns, hereby irrevocably acknowledges and agrees that all communications between the Company and the Seller Parties and their counsel, including Reinhart Boerner Van Deuren s.c. (the "Sellers Group Law Firm"), made in connection with the negotiation, preparation, execution, delivery and closing under this Agreement, or after the Closing between the Seller Parties and such counsel in connection with any dispute or claim arising under or in connection with, this Agreement, or any matter relating to any of the foregoing, are property of the Seller Parties and are privileged communications, such privilege belongs solely to the Seller Parties, and neither Buyer nor any other Buyer Indemnified Party, nor any Person purporting to act on behalf of or through Buyer or any other Buyer Indemnified Party, will seek to obtain the same by any process. Each of the Parties acknowledges and agrees that the Sellers Group Law Firm has acted as counsel to the Seller Parties and the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by the Sellers Group Law Firm shall not preclude Sellers Group Law Firm from serving as counsel to a Seller Party or any director, manager, member, shareholder, partner, officer or employee of Seller, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation.

*         *         *         *

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement on the day and year first above written.

SELLER:

THE DOUGLAS STEWART COMPANY, INC.

By: /s/ Robert Bernier

Name: Robert Bernier

Title: Chief Executive Officer

BUYER:

CLIMB GLOBAL SOLUTIONS DSS, LLC

By: /s/ Andrew E. Clark

Name: Andrew Clark

Title: Chief Financial Officer

SHAREHOLDERS:

/s/ Robert Bernier

Robert Bernier

/s/ Charles Hulan

Charles T. Hulan

APPENDIX 1

Definitions.

A.         For purposes of this Agreement, the following terms, when used herein with initial capital letters, will have the respective meanings set forth herein:

“Accountant” means Grant Thornton LLP.

“Accounts Payable” mean the accounts payable for those vendors set forth on Schedule 1.04(b) (each, a "Current Business Vendor"), calculated and paid in a manner consistent with the historical practices of the Company prior to Closing (including with respect to timing of payment).

“Accounts Receivable” mean the accounts receivable from the sale (or resale) of products and services of any Current Business Vendor (including accrued credits), calculated, billed and collected in a manner consistent with the historical practices of the Company prior to Closing.

“Action” has the meaning set forth in Section 7.03(b).

“Adjustment Shortfall” has the meaning set forth in Section 1.02(d)(iii).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with the Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assignment of Membership Interests” means the Assignment of Membership Interests to be executed by Seller and Buyer at Closing, substantially in the form attached hereto as Exhibit A, evidencing the sale, transfer and assignment of the Membership Interests from Seller to Buyer.

“Allocation Methodology” has the meaning set forth in Section 8.05.

“Base Purchase Price” has the meaning set forth in Section 1.02(a)(i).

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in the State of Delaware.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Closing Date Transaction” means any transaction engaged in by the Company on the Closing Date that occurs after the Closing at the direction of Buyer which is outside the ordinary course of business, including any transaction engaged in by the Company in connection with the financing of any obligations of Buyer (or any of its Affiliates) to make a payment under this Agreement.

“Buyer Indemnified Person” has the meaning set forth in Section 7.01.

“Buyer Released Party” has the meaning set forth in Section 6.04(a).

“Buyer Tax Contest” has the meaning set forth in Section 8.06.

“Calculation Time” has the meaning set forth in Section 1.05.

“Cash” means, as of the Calculation Time, all cash, all cash equivalents (other than cash posted to support letters of credit, performance bonds or other similar obligations, and deposits with third parties (including landlords)) of the Company or Seller (with respect to the Business), including checking account balances, bank account balances and certificates of deposit.

"Cash-Like Item" means, the current assets of the Business set forth as specific line items on Schedule 1.02(v), calculated solely in a manner consistent with the past practices of the Company.

“Closing” has the meaning set forth in Section 1.04.

“Closing Consideration” has the meaning set forth in Section 1.02(a).

“Closing Date” has the meaning set forth in Section 1.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Financial Statements” has the meaning set forth in Section 4.04(a).

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases and permissions, and other Contracts, whether written or oral, the primary purpose of which is the licensing of Intellectual Property to which the Company is a party, beneficiary, or otherwise bound (i.e., not customer or supplier agreements).

“Company IT Assets” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company, but excluding the public internet.

“Company Latest Balance Sheet” has the meaning set forth in Section 4.04(a).

“Company Products” means all Software products that are currently or at any time in the past have been offered, licensed, sold, distributed, or supported, or otherwise provided or made available by or on behalf of the Company.

“Company Services” means all services performed by or on behalf of the Company for any third-party relating to the Business.

“Company Operating Agreement” means the Memorandum of Organization and Operating Agreement of the Company dated effective as of March 12, 2021.

“Confidential Information” has the meaning set forth in Section 6.02.

"Contingency Escrow Amount" means the contingency escrow funds, in the amount of $650,000, held in escrow by the Escrow Agent.

“Contingent Worker” has the meaning set forth in Section 4.11(j).

“Contract” means any contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Customization” has the meaning set forth in Section 4.20(a).

“Data Privacy/Security Requirements” has the meaning set forth in Section 4.09(p).

"Debt-Like Item" means the current liabilities of the Business set forth as specific line items on Schedule 1.02(v), calculated solely in a manner consistent with the past practices of the Company.

“Deferred Payroll Taxes” means any “applicable employment taxes” the payment of which has been deferred pursuant to Section 2302 of the CARES Act from a Tax period (or portion thereof) prior to the Closing and payable following the Closing.

“Disclosure Schedules” means the disclosure schedules attached to this Agreement in respect of Sections 3 and 4 prepared by Seller and delivered to Buyer on the date hereof.

“Disputed Earn-Out Items” has the meaning set forth in Section 1.03(b).

“Disputed Matters” has the meaning set forth in Section 1.02(d)(ii).

“Earn-Out Arbitrator” has the meaning set forth in Section 1.03(b).

“Earn-Out Calculations” has the meaning set forth in Section 1.03(a).

“Earn-Out Determination Date” has the meaning set forth in Section 1.03(b).

“Earn-Out Objection Notice” has the meaning set forth in Section 1.03(b).

“Earn-Out Payment” means, if the Gross Profit, calculated for the twelve (12) month period ending on September 30, 2025, is: (a) less than $[***], then $0; (b) at least $[***] but less than $[***], then $2,268,000; (c) at least $[***] but less than $[***], then $2,754,000; (d) at least $[***] but less than $[***], then $3,240,000; (e) at least $[***] but less than $[***], then $3,726,000; and (f) $[***] or more, then $4,212,000.

“Earnout Period” means the twelve month period beginning on October 1, 2024 and ending on September 30, 2025.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Electronic Delivery” has the meaning set forth in Section 9.17.

“Environmental Laws” means all applicable Laws concerning pollution or protection of the environment, or health and human safety (solely as it relates to exposure to Hazardous Substances), including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA” has the meaning set forth in Section 4.11(a).

“ERISA Affiliate” means an entity, that, with respect to the Company, is related in a manner described in Sections 414(b), (c), or (m) of the Code or Section 4001(b) of ERISA.

“Escrow Agent” means Wilmington Trust, National Association.

“Escrow Agreement” means the escrow agreement to be entered into on the Closing Date by and between Buyer, Seller and Escrow Agent, in form and substance reasonably acceptable to Buyer and Seller.

“Estimated Closing Consideration” has the meaning set forth in Section 1.02(b).

“FFCRA” means the Families First Coronavirus Response Act, as signed into law on March 18, 2020.

“Final Closing Consideration” has the meaning set forth in Section 1.02(d)(iii).

“Financial Statements” has the meaning set forth in Section 4.04.

"Fraud" means, with respect to any Person, common law fraud under the Laws of the State of Delaware with respect to the making by such Person of an express representation and warranty contained in Section 3 or Section 4 (as qualified by the Disclosure Schedule), or Section 5 this Agreement.

“Fundamental Representations” has the meaning set forth is Section 7.04(a)(ii).

"Funds Flow Memorandum" means the funds flow memorandum attached hereto as Exhibit D.

“GAAP” means United States generally accepted accounting principles as in effect on the Closing Date, applied in a manner consistent with the Company’ past practice. Notwithstanding the foregoing, for those references to GAAP in this Agreement that explicitly refer to GAAP as in effect on a date other than the Closing Date, such references to GAAP shall mean the United States generally accepted accounting principles as in effect as of such date.

“General Survival Date” has the meaning set forth in Section 7.04(a).

“Governmental Authority” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Gross Profit” has the meaning and shall be calculated as set forth on Exhibit C.

“Hazardous Substance” means any solid, liquid or gas material, substance, chemical, waste, product, derivative, compound, mixture, mineral or other substance, in each case, whether naturally occurring or manmade, that is a pollutant, hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws including any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means, without duplication, all liabilities and obligations of the Company (a) for the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of all indebtedness for borrowed money of the Company, whether owed under a credit facility, or evidenced by any note, debenture or other debt security, (b) for any capital lease obligations, (c) under any letters of credit, performance bonds, bankers acceptances or similar obligations (in each case, to the extent drawn), (d) for Unpaid Pre-Closing Taxes, (e) for Deferred Payroll Taxes, (f) for amounts payable to Seller with respect to pre-closing services performed by Seller, and (g) for any obligations under any pension plan.

“Indemnification Amount” has the meaning set forth in Section 7.03(d).

“Indemnified Person” has the meaning set forth in Section 7.03(a).

“Indemnifying Person” has the meaning set forth in Section 7.03(a).

“Indemnity Escrow Amount” means the indemnity escrow funds, in the amount of $686,231 held in escrow by the Escrow Agent solely to be used to satisfy Seller's indemnification obligations pursuant to Section 7.

“Independent Contractor” has the meaning set forth in Section 4.15(b).

“Insurance Policy” has the meaning set forth in Section 4.12.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (i) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (ii) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (iii) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (iv) internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (v) trade secrets, and, to the extent receiving trade secret protection under application law, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (vi) mask works, and all registrations, applications for registration, and renewals thereof; (vii) industrial designs, and all patents, registrations, applications for registration, and renewals thereof; and (x) all other intellectual or industrial property.

“Intellectual Property Registrations” has the meaning set forth in Section 4.20(a).

“Key Customer” has the meaning set forth in Section 4.20(a).

“Key Supplier” has the meaning set forth in Section 4.20(b).

“Landlord” has the meaning set forth in the definition of Real Property Lease.

“Latest Balance Sheets” has the meaning set forth in Section 4.04(a).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.06(b).

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including Seller or any of its Affiliates.

“Liens” means any lien, mortgage, security interest, pledge deposit or other encumbrance.

"Lookback Date" means January 1, 2021.

“Loss” has the meaning set forth in Section 7.01.

“Malicious Code” has the meaning set forth in Section 4.20(a).

“Material Adverse Effect” means an event, occurrence or development (each, an "Effect") that has had a materially adverse effect upon the business, assets, financial condition or operating results of the Company or the Business taken as a whole, other than any Effect relating to or resulting from (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) epidemics or pandemics, (d) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (e) changes in GAAP, or (f) changes in Law; provided that the matters described in the foregoing clauses (a), (c), (d), (e) and (f) will be included in the “Material Adverse Effect” to the extent any such matter has a disproportionate adverse impact on the business, assets, financial condition or operating results of the Company or the Business (taken as a whole) relative to other participants in the same industries and geographies in which the Company or the Business operates.

“Material Contract” or “Material Contracts” has the meaning set forth in Section 4.08(b).

“Membership Interests” has the meaning set forth in the recitals to this Agreement.

“Name” has the meaning set forth in Section 6.09.

“Off-the-Shelf Software” means software, other than open-source software, obtained from a third party (a) on general commercial terms and that continues to be generally commercially available, (b) that is not modified or customized by or for the Company; (c) that is not distributed with or incorporated in any product or services of the Company; and (d) that is used for business infrastructure or other internal purposes.

“Organizational Documents” means: (i) with respect to a corporation, the corporation’s articles or certificate of incorporation and by-laws; (ii) with respect to a limited liability company, the limited liability company’s articles or certificate of organization or formation and limited liability company or operating agreement; (iii) with respect to a partnership, the partnership’s certificate of partnership and partnership agreement; (iv) with respect to a trust, the trust’s certificate or declaration of trust and other governing instruments; (v) with respect to any other form of entity, the documents that are reasonably similar to the documents described in the preceding clauses (i) through (iv); and (vi) all amendments and supplements to any of the foregoing.

“Parent” means Climb Global Solutions, Inc., a Delaware corporation.

“Parent Guaranty” means the Guaranty, executed by Parent for the benefit of Seller.

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Pension Plans” has the meaning set forth in Section 4.11(a).

“Permits” has the meaning set forth in Section 4.17.

“Permitted Liens” means (a) statutory Liens for Taxes or other governmental charges not yet due and payable or that are being contested in good faith and with respect to which adequate reserves have been established on the books of the Company in accordance with GAAP, (b) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material, (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Business, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business, (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business with customers in connection with the sale or provision of products or services.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Personal Information” means any information relating to an identified or identifiable natural person (with an identifiable natural person being one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person).

“Phantom Stock Payments” means the aggregate gross amount due to all grantees under the Phantom Stock Plan, plus the employer share of FICA due with respect thereto.

“Phantom Stock Plan” means the Douglas Stewart Co. Phantom Stock Plan.

“Platform Agreements” has the meaning set forth in Section 4.20(a).

“Plans” has the meaning set forth in Section 4.11(a).

“Pre-Closing Assignment Agreement” has the meaning set forth in the recitals to this Agreement.

“Pre-Closing Taxes” has the meaning set forth in Section 7.01(f).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period which ends on the Closing Date.

“Privacy Laws” means all applicable Laws, Governmental Orders, and mandatory guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children's Online Privacy Protection Act, including regulations issued thereunder and applicable guidance promulgated by the Federal Trade Commission, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (Regulation (EU) 2016/679), and all other similar international, federal, state, provincial, and local Laws.

“Proceeding” means any action, cause of action, demand, inquiry, suit, hearing, claim, cross-claim, third-party claim, audit, litigation, citation, summons, subpoena, indictment, investigation (including requests for documents and information and subpoenas from any Governmental Authority), arbitration, judicial or administrative proceeding, in each case, by or before a Governmental Authority.

“Processing” or “Process” means any operation performed on Personal Information, including the collection, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction of Personal Information.

“Purchase Price” has the meaning set forth in Section 1.02(a).

“Purchase Price Allocation” has the meaning set forth in Section 1.02(a).

“Real Property Lease” means that certain Office Lease by and between North Peak Investment, LLC, a Wisconsin limited liability company (“Landlord”) and the Company, effective as of May 1, 2022, as amended by that First Amendment to the Lease Agreement dated effective as of September 26, 2023.

“Restricted Business” means any business that competes, directly or indirectly, with the Business, as conducted on the date hereof.

“Restricted Territory” means the United States and Canada.

“Schedule” means the applicable section(s) of the Disclosure Schedule.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Plan” has the meaning set forth in Section 4.09(v).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Person” has the meaning set forth in Section 7.02.

“Seller’s knowledge” means the actual knowledge, after reasonable due inquiry, of Chuck Hulan and Robert Bernier.

“Seller Latest Balance Sheet” has the meaning set forth in Section 4.04(a).

“Seller Financial Statements” has the meaning set forth in Section 4.04(a).

“Seller Parties” means Seller and the Shareholders.

“Seller Payment” has the meaning set forth in Section 7.05(a).

“Seller Releasing Parties” has the meaning set forth in Section 6.04(a).

“Seller Tax Contest” has the meaning set forth in Section 8.06.

“Seller Transaction Expenses” means the aggregate fees and expenses incurred or otherwise payable by Seller and the Company relating to the transactions contemplated hereby (including legal fees, Transfer Taxes that are the responsibility of the Seller pursuant to Section 8.03, and Transaction Bonuses).

“Shareholder” and “Shareholders” have the meaning set forth in the preamble to this Agreement.

“Statutory Representations” has the meaning set forth in Section 7.04(a)(iii).

“Standstill Agreement” has the meaning set forth in Section 2.01(e).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership, limited liability company or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons is allocated a majority of partnership, limited liability company, association or other business entity gains or losses or otherwise control the manager, managing member, general partner or other managing Person of the partnership, association or other business entity.

“Tax” or “Taxes” means (i) U.S. federal, state, local or non-U.S. or other income, gross receipts, ad valorem, franchise, profits, windfall profits, value-added, goods and services, harmonized sales, sales, use, transfer, registration, excise, utility, environmental (including taxes under Code Section 59A), communications, real or personal property, capital stock, license, payroll, wage or other withholding (including any payroll, wage or other withholding taxes deferred under the CARES Act), employment, unemployment, disability, social security (or similar), health insurance, premiums, government pension plan, severance, stamp, occupation, alternative or add-on minimum, estimated, escheat, unclaimed property, customs duties, fees, assessments, charges, and other taxes of any kind whatsoever, whether disputed or not, in each case imposed by a Governmental Authority, (ii) all interest, penalties, fines, surcharges, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i) above (including, for the avoidance of doubt, any of the foregoing amounts that are imposed as a result of the failure to file any Tax Return), and (iii) all amounts described in clauses (i) and (ii) above payable as a result of having been a member of an affiliated group or as a result of successor or transferee liability, by Contract, pursuant to any Law, or otherwise.

“Tax Contest” has the meaning set forth in Section 8.06.

“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof, including (i) any return, declaration, report or other statement provided or required to be provided to any Person for compliance with Sections 1471-1474 of the Code (including any intergovernmental agreements thereunder and any Treasury Regulations or other official interpretations with respect thereof) and (ii) any return, declaration, report or other statement provided or required to be provided to any Person as part of a Foreign Bank Account Report.

“Third Party Claim” has the meaning set forth in Section 7.03(b).

“Threatened” means that a demand, claim, allegation or statement has been made in writing, or any written notice has been given, that would lead a reasonable Person to conclude that such a claim is likely to be asserted.

“Transaction Bonuses” means any stay or retention bonus, transaction completion bonus, change in control bonus, severance or other payment, including the Phantom Stock Payment, made or required to be made by the Company to current or former directors, managers, officers, employees, and individual consultants of the Company as a result of this Agreement or the transactions contemplated hereby (whether alone or in connection with the occurrence of another event), including the employer’s portion of any payroll, social security, unemployment or similar Taxes imposed on the Company in connection with such payments.

“Transaction Tax Deductions” means all Tax deductions or losses of the Company resulting from the payment of the following amounts related to the transactions contemplated by this Agreement and the other agreements and instruments to be executed and/or delivered at Closing pursuant to this Agreement, without duplication: (a) any Seller Transaction Expense, (b) any fees, expenses, prepayment premiums and penalties paid or payable with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing costs incurred by the Company with respect to the repayment or termination of Indebtedness, or (c) Transaction Bonuses.

“Transfer Taxes” has the meaning set forth in Section 8.03.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Unpaid Pre-Closing Taxes” means the unpaid income Taxes of the Company for all Pre-Closing Tax Periods (determined, in the case of any Straddle Period, in accordance with Section 8.01(c)), determined separately for each jurisdiction and each type of tax and taking into account (a) any overpayment of Taxes or estimated Tax payments of the Company to the extent such overpayment or estimated payment can be applied to reduce the amount of Taxes in such Tax period, and (b) any Transaction Tax Deductions in accordance with Section 8.09(a), no amount of which shall be less than $0.

“WARN” has the meaning set forth in Section 4.15(d).

B.         Other Definitional Provisions.

(i)         Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(ii)         Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(iii)         All references in this Agreement to Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The table of contents and the titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement or of any Appendices or Exhibits are for convenience only, do not constitute any part of this Agreement or such Exhibit, and will be disregarded in construing the language hereof.

(iv)         Exhibits and Disclosure Schedules to this Agreement are incorporated in the Agreement for all purposes.

(v)         The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.

(vi)         All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(vii)         Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. References to the word “including” will be construed to mean “including without limitation”.

(viii)         All references to days or months will be deemed references to calendar days or months unless otherwise expressly specified.

(ix)         The phrase “date hereof” means the date of this Agreement without giving effect to any amendments, modifications or supplements hereto.

(x)         The phrase "delivered", "provided" or "made available" to Buyer shall mean that Seller posted the materials in question in the Project Climb data room prior to Closing.

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